EXHIBIT NO. 10.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                              AMENDED AND RESTATED

                              INTEGRILIN AGREEMENT

                                      AMONG

                        MILLENNIUM PHARMACEUTICALS, INC.,

                              SCHERING CORPORATION

                                       AND

                              SCHERING-PLOUGH, LTD.

                                  JULY 22, 2005





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                                TABLE OF CONTENTS

                                                                           Page


ARTICLE 1           INTRODUCTION...............................................1

ARTICLE 2           DEFINITIONS................................................3

ARTICLE 3           MANAGEMENT AND DILIGENCE...................................8
                   3.1    Elimination of JSC...................................8
                   3.2    Project Coordinators.................................9
                   3.3    Development and Commercialization....................9

ARTICLE 4           MANUFACTURE AND SUPPLY....................................10
                   4.1    Manufacture.........................................10

ARTICLE 5           REPRESENTATIONS AND COVENANTS.............................10
                   5.1    Competitive Products................................10
                   5.2    Mutual Authority....................................12
                   5.3    Rights in Technology; Agreements with Third Parties.12
                   5.4    Disclaimer..........................................12

ARTICLE 6           COMPENSATION..............................................12
                   6.1    United States Restructuring Fee and Royalties.......12
                   6.2    Royalties in Canada.................................16
                   6.3    Royalty Outside the United States and Canada........16
                   6.4    Royalty Reductions..................................16
                   6.5    Term of Royalties Payable to a Party................18
                   6.6    Royalty Payments by Millennium; Termination Fee.....19
                   6.7    Royalty Reports and Payments........................20
                   6.8    Taxes...............................................21
                   6.9    Blocked Currency....................................21
                   6.10   Sublicenses.........................................21
                   6.11   Non-Monetary Consideration and Cross Border
                          Transactions........................................21
                   6.12   Foreign Exchange....................................22
                   6.13   Payments to or Reports by Affiliates................22
                   6.14   Cost Sharing of EACS Savings........................22
                   6.15   Changes to Accounting Procedures....................22

ARTICLE 7           INFORMATION AND REPORTS...................................23
                   7.1    Information Disclosure..............................23
                   7.2    Record Keeping and Audit............................24
                   7.3    Medical Inquiries...................................24
                   7.4    Publications........................................25

ARTICLE 8           LICENSES..................................................25
                   8.1    Patent Licenses To Schering.........................25
                   8.2    Patent Licenses To Millennium.......................26
                   8.3    Importation.........................................26
                   8.4    Special Patent License to Schering..................26
                   8.5    Nonexclusive Know-how License To Schering...........26
                   8.6    Nonexclusive Know-how License To Millennium.........26
                   8.7    Third Party Technology..............................27
                   8.8    License Grants to Schering Entities.................27
                   8.9    Exclusive Rights; Use Outside Field.................27

ARTICLE 9           PATENTS; INFRINGEMENT; TRADEMARKS.........................28
                   9.1    Patentable Inventions...............................28
                   9.2    Settlement of Third Party Claims for INTEGRILIN
                          Products............................................28
                   9.3    No Infringing Conduct...............................30
                   9.4    Infringement by Third Parties.......................30
                   9.5    Product Trademarks..................................31
                   9.6    Infringement of Trademarks..........................32
                   9.7    Validity and Enforceability Challenges..............33

ARTICLE 10          CONFIDENTIALITY...........................................33
                   10.1   Treatment of Confidential Information...............33
                   10.2   Publicity...........................................34
                   10.3   Use of Information for Related Products.............35

ARTICLE 11          EXPORT CONTROL............................................35
                   11.1   Export Control......................................35

ARTICLE 12          TERM AND TERMINATION......................................35
                   12.1   Term................................................35
                   12.2   Termination For Breach..............................35
                   12.3   Effect of Termination for Failure to Use Diligent
                          or Commercially Reasonable Efforts..................36
                   12.4   Effect of Termination for Other Breach..............37
                   12.5   Effect of Breach of, or Disruption under the
                          Supply Agreement....................................37
                   12.6   Survival............................................38

ARTICLE 13          INDEMNIFICATION...........................................38
                   13.1   Indemnification by Schering.........................38
                   13.2   Indemnification by Millennium.......................38
                   13.3   Relationship to Other Agreements....................39
                   13.4   Pre-Closing Liability...............................39
                   13.5   Procedures..........................................39
                   13.6   Settlements.........................................39
                   13.7   No Consequential Damages............................40

ARTICLE 14          DISPUTE RESOLUTION; GOVERNING LAW.........................40
                   14.1   Disputes............................................40
                   14.2   Alternative Dispute Resolution......................40
                   14.3   Governing Law.......................................41

ARTICLE 15          MISCELLANEOUS..........................................\..41
                   15.1   Entire Agreement; Amendment.........................41
                   15.2   Bankruptcy..........................................42
                   15.3   Force Majeure.......................................43
                   15.4   Notices.............................................43
                   15.5   Consents Not Unreasonably Withheld or Delayed.......44
                   15.6   Maintenance of Records..............................44
                   15.7   United States Dollars...............................44
                   15.8   Independent Contractors.............................44
                   15.9   No Strict Construction..............................44
                   15.10  Assignment..........................................44
                   15.11  Performance by Affiliates and Local Operating
                          Entities............................................45
                   15.12  Counterparts........................................45
                   15.13  Further Actions.....................................45
                   15.14  Severability........................................45
                   15.15  Ambiguities.........................................46
                   15.16  Headings............................................46
                   15.17  No Waiver...........................................46


SCHEDULES

Schedule 2.29              Millennium Patents as of the Execution Date
Schedule 2.39              Schering Patents as of the Execution Date
Schedule 6.5(a)(ii)        Date of First Commercial Sale of INTEGRILIN Product
Appendix A                 Press Release

                              AMENDED AND RESTATED

                              INTEGRILIN AGREEMENT

     THIS AMENDED AND RESTATED INTEGRILIN AGREEMENT is made effective as of the 22 day of July 2005, (the "Execution Date") by and among MILLENNIUM PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 40 Landsdowne Street, Cambridge, MA 02139, U.S.A. ("Millennium"), SCHERING CORPORATION, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033, U.S.A. ("Schering Corporation") and SCHERING-PLOUGH, LTD., a corporation organized under the laws of Switzerland having its principal place of business at Weystrasse 20, P.O. Box, CH-6000, Lucerne 6, Switzerland ("Schering Ltd."), each on behalf of itself and its Affiliates. Schering Corporation and Schering Ltd. are referred to herein collectively as "Schering." Millennium and Schering are sometimes referred to herein individually as a "Party" and collectively as the "Parties," and references to "Millennium" and "Schering" shall include their respective Affiliates.

                                   ARTICLE 1
                                  INTRODUCTION

     1.1 Schering Corporation, Schering Ltd. and COR Therapeutics, Inc., a Delaware corporation formerly having its principal place of business at 256 East Grand Avenue, South San Francisco, California 94080, U.S.A. ("COR"), entered into a Collaboration Agreement dated April 10, 1995, as amended and supplemented by (a) an Amendment to Collaboration Agreement among COR, Schering Corporation and Schering Ltd., dated December 23, 1998, (b) a Second Amendment to Collaboration Agreement among COR, Schering Corporation and Schering Ltd., dated November 5, 1999, (c) an Addendum to Collaboration Agreement among Millennium, Schering Corporation and Schering Ltd., effective June 1, 2003, and (d) the European Commercialization Agreement (the "Collaboration Agreement"). In addition, the Parties entered into the following side letters that relate to the Collaboration Agreement: (i) a side letter dated November 3, 2003 and pertaining to the funding and performance of the early ACS clinical study; (ii) a side letter dated November 30, 2004 pertaining to the Additional Field Force June 1, 2003 Addendum to the Collaboration Agreement; (iii) a letter dated April 30, 2004 related to the Pharmacogenomics Study in connection with the Early ACS Study; and (iv) the Biomarker Study letter agreement dated February 20, 2004.

     1.2 The Collaboration Agreement provided Schering the opportunity to participate in the worldwide development and commercialization of INTEGRILIN(R) (eptifibatide) Injection, a small peptide pharmaceutical that COR had discovered and was developing.

     1.3 On February 12, 2002, Millennium acquired COR by merger, succeeding COR in the Collaboration Agreement.

     1.4 The Parties entered into an Agreement About European Commercialization of Integrilin, dated June 21, 2004, as amended in writing prior to the Execution Date (the "European Commercialization Agreement"), pursuant to which the Parties agreed to terminate Schering's rights and obligations with respect to the commercialization and manufacturing of the INTEGRILIN Product (as defined below) in and for the European Territory (as defined below), Schering agreed to perform certain obligations and activities thereunder, and Millennium agreed to make certain royalty payments to Schering based on sales of INTEGRILIN Products in European Territory and to perform certain other obligations thereunder.

     1.5 Upon Closing (as defined below) of the transactions provided for in this A-R Agreement, the Parties desire that this A-R Agreement shall amend and restate the Collaboration Agreement to govern the future relationship of the Parties (other than the terms of the European Commercialization Agreement and the Collaboration Agreement that expressly survive under the terms of this A-R Agreement) in order to (a) terminate the continuing co-development of INTEGRILIN Products by the Parties and transfer such responsibility to Schering; (b) terminate the co-promotion of INTEGRILIN Products by the Parties in the United States (and Millennium's option to co-promote INTEGRILIN Products in Canada) and transfer to Schering (i) exclusive promotion and commercialization rights in the United States and Canada, and (ii) non-exclusive manufacturing and development rights worldwide; (c) provide for the continuing manufacture and supply of the INTEGRILIN Product by Millennium to Schering for the Schering Territory (as defined below), subject to certain rights of the Parties to be set forth in a Supply Agreement (as defined below) to transfer such activities to Schering; (d) transfer the marketing authorizations and regulatory responsibilities for the INTEGRILIN Products in the United States and Canada from Millennium to Schering; and (d) provide for Schering to continue to perform global pharmacovigilance matters in cooperation with GSK (as defined below), all on the terms and conditions set forth herein.

     1.6 Millennium has agreed to provide certain transition services and to supply INTEGRILIN Products to Schering. The Parties have entered into (a) a Transition Services Agreement dated as of July 22, 2005 (the "Transition Services Agreement") and (b) a Supply Agreement dated as of the Closing (the "Supply Agreement"). The Transition Services Agreement is intended to provide for an orderly and efficient transition of responsibilities and activities from Millennium to Schering at and following Closing in a manner that facilitates the continued development and commercialization of INTEGRILIN Products, and the Supply Agreement is intended to provide for continued INTEGRILIN Product supply and allow for an orderly transition of supply chain responsibility from Millennium to Schering following the completion of activities pertaining to the selection and approval of a second supplier of Compound.

     1.7 Following the Closing, the ongoing relationship among the Parties relating to INTEGRILIN Products will be governed by (a) this A-R Agreement and the other Transaction Agreements, and (b) solely with respect to the European Territory, the European Commercialization Agreement and the relevant provisions of the Collaboration Agreement as in effect immediately prior to Closing as amended by that certain letter agreement between the Parties with respect to the European Territory dated as of the Closing Date (the "European Side Agreement").

                                   ARTICLE 2
                                  DEFINITIONS

     The following terms shall have the following meanings as used in this A-R Agreement:

     2.1 "ADD ON STUDIES" means the studies related to the Early ACS Study that are described in (a) the Pharmacogenomics Study letter agreement between the Parties dated April 30, 2004; and (b) the Biomarker Study letter agreement between the Parties dated February 20, 2004, each as may be amended by Schering from time to time pursuant to Section 3.3.

     2.2 "A-R AGREEMENT" means this AMENDED AND RESTATED INTEGRILIN AGREEMENT, as amended from time to time in accordance with Section 15.1.

     2.3 "AFFILIATE" means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Millennium or Schering. The Parties recognize that in certain countries an Affiliate may not be majority-owned by a Party.

     2.4 "ASSUMED CONTRACTS" means the agreements assumed by Schering at the Closing or at the Contract Assignment Date, as the case may be, as defined, and provided for, in the Transition Services Agreement.

     2.5 "CLINICAL DEVELOPMENT PLAN" means any development plan furnished by Schering pursuant to Section 7.1, as may amended by Schering from time to time pursuant to Sections 3.3 and 7.1.

     2.6 "CLOSING" has the meaning assigned to it in the Transition Services Agreement.

     2.7 "CLOSING DATE" has the meaning assigned to it in the Transition Services Agreement.

     2.8 "COLLABORATION AGREEMENT" has the meaning assigned to it in Section
1.1.

     2.9 "COMPETITIVE PRODUCT" means a product incorporating a GP IIb-IIIa inhibitor, other than the INTEGRILIN Product(s). As used herein, the term "GP IIb-IIIa inhibitor" means a compound that is a competitive antagonist of the binding of natural ligands to glycoprotein (GP) IIb-IIIa and inhibits human platelet aggregation in platelet-rich plasma induced by ADP with an IC30 of less than one micromolar.

     2.10 "COMPOUND" means the compound known as eptifibatide, with the chemical composition: L-Cysteinamide,N6-(aminoiminomethyl)-N2-(3-mercapto-1-oxopropyl)-L-lysylglycyl-L-alpha-aspartyl-L-tryptophyl-L-prolyl-,cyclic (1->6)-disulfide
(9CI).

     2.11 "CONTROL" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     2.12 "COR" has the meaning assigned to it in Section 1.1.

     2.13 "DILIGENT EFFORTS" means the carrying out of obligations requiring Diligent Efforts in a sustained manner consistent with the efforts a Party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that: (i) each Party promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (ii) each Party set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) each Party consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

     2.14 "EARLY ACS STUDY" means the study described in the letter agreement between the Parties dated November 3, 2003 and pertaining to the funding and performance of the Early ACS clinical study, as such study may amended by Schering from time to time pursuant to Section 3.3.

     2.15 "EUROPEAN TERRITORY" means Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Georgia, Gibraltar, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, The Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia & Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, United Kingdom, Uzbekistan, Vatican State, and any other countries that may arise by succession, subdivision, consolidation or reconstitution of these countries.

     2.16 "EUROPEAN COMMERCIALIZATION AGREEMENT" has the meaning assigned to it in Section 1.4.

     2.17 "EUROPEAN SIDE AGREEMENT" has the meaning assigned to it in Section
1.7.

     2.18 "EXISTING INTEGRILIN PRODUCT" means the form of INTEGRILIN Product approved for sale in the United States as of the Closing Date.

     2.19 "FULL RECOVERY OF THE BUSINESS" has the meaning assigned to it in
Section 6.1(b)(ii).

     2.20 "GOVERNMENTAL AUTHORITY" means any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     2.21 "GSK" means Glaxo Group Limited, d/b/a GlaxoSmithKline, and any of its permitted successors, assigns, sublicensees and affiliates under the GSK Agreements.

     2.22 "GSK AGREEMENTS" means (i) License, Development and Commercialization Agreement between GSK and Millennium, dated as of June 22, 2004 ("GSK LICENSE AGREEMENT"), and (ii) the Supply Agreement between GSK and Millennium dated as of June 22, 2004 ("GSK SUPPLY AGREEMENT"), in each case as in existence and in the form disclosed to Schering prior to the Execution Date and as they may be amended in the future.

     2.23 "INFORMATION" means (i) techniques and data specifically relating to development, manufacture, use or sale of INTEGRILIN Products, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data including, without limitation, pharmacological, toxicological and clinical test data, analytical and quality control data, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions and (ii) compositions of matter, assays and biological materials specifically relating to development, manufacture, use or sale of INTEGRILIN Products.

     2.24 "INTEGRILIN PRODUCT(S)" means any form or dosage of the Compound for pharmaceutical use in humans or animals. Pharmaceutical forms of the Compound in different dosage forms shall be considered different INTEGRILIN Products under this A-R Agreement.

     2.25 "JOINT PRODUCTION COMMITTEE" or "JPC" means the committee described in
Article 3.

     2.26 "KNOW-HOW" means the Millennium Know-how and/or Schering Know-how as the context requires.

     2.27 "MARKETING PLAN" means any marketing plan furnished by Schering pursuant to Section 7.1, as may amended by Schering from time to time pursuant to Section 7.1.

     2.28 "MILLENNIUM KNOW-HOW" means Information which (i) either (A) COR or Millennium disclosed to Schering under the Collaboration Agreement, or (B) Millennium discloses to Schering under this A-R Agreement or any other Transaction Agreement, and (ii) was or is within the Control of COR or Millennium. Notwithstanding anything herein to the contrary, Millennium Know-how shall exclude Millennium Patents.

     2.29 "MILLENNIUM PATENT(S)" means the rights granted by any Governmental Authority under a Patent which covers the Compound or an INTEGRILIN Product or a method, apparatus, material or manufacture useful in the development, manufacture, use or sale of the Compound or an INTEGRILIN Product, which Patent is owned or Controlled by Millennium prior to termination of this A-R Agreement under Article 12, including, without limitation, those Patents set forth on
SCHEDULE 2.29.

     2.30 "NET SALES" means the amount billed by a Party, an Affiliate or a permitted sublicensee for sales of INTEGRILIN Products to an unrelated Third Party less: (i) discounts, including, without limitation, cash discounts (including, without limitation, quantity discounts), charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including, but not limited to, wholesalers and chain and pharmacy buying groups (other than GPO Fees) (with any such discounts or reductions which are based on sales to the customer of multiple products being allocated to the INTEGRILIN Product and such other products on a pro rata basis), (ii) credits or allowances actually granted upon claims, damaged goods, rejections or returns of INTEGRILIN Product, including, without limitation, recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of INTEGRILIN Product, to the extent included in the amount billed to a Third Party in connection with the sale of INTEGRILIN Product, (iv) commissions paid to Third Parties, and (v) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of INTEGRILIN Product, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds. Discounts under clause
(i) shall not include administrative fees paid or payable to group purchasing organizations (as defined in 42 CFR 1001.952(j) as of the Execution Date) solely in connection with the management of INTEGRILIN Product distribution ("GPO Fees"). Transfers between a Party and its Affiliates (or between such Affiliates or between a Party or its Affiliate and a permitted sublicensee) shall not have effect for purposes of calculating Net Sales under this A-R Agreement.

     In the event a Party is receiving royalties under this A-R Agreement from any INTEGRILIN Product sold in the form of a combination product containing one or more active ingredients in addition to the Compound (which may be either combined in a single formulation or packaged together as a single unit), Net Sales for such combination product will be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the invoice price of the INTEGRILIN Product if sold separately, and B is the total invoice price of any other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the INTEGRILIN Product if sold separately, and C is the invoice price of the combination product. If, on a country-by-country basis, neither the INTEGRILIN Product nor the other active ingredient or ingredients of the combination product is sold separately in said country or the mechanics provided above are otherwise inapplicable (as in the case of medical devices) or produce an inequitable result that does not fairly reflect the value of the Compound or the other active ingredient(s) of the combination product, then Net Sales for the purposes of determining royalties of the combination product shall be determined in writing by the Parties in good faith.

     2.31 "NET SELLING PRICE" means, with respect to a period, the weighted average unit net selling price of INTEGRILIN Product in the United States which is calculated as follows: The weighted average of the separately sold and priced unit sizes of INTEGRILIN Product (e.g., each unique NDC numbered product) each of which is calculated by taking the total Net Sales that are reasonably allocable (in accordance with generally accepted accounting principles) to such separately sold and priced unit size of INTEGRILIN Product in such period and dividing it by the total units of such separately sold and priced unit size of INTEGRILIN Products sold in the United States during such period.

     2.32 "OTHER TRADEMARKS" has the meaning assigned in Section 9.5.

     2.33 "PATENT" means (i) unexpired letters patent (including, without limitation, inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including, without limitation, any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including, without limitation, any continuation, division or continuation-in-part thereof and any provisional applications.

     2.34 "PATENT COSTS" means the reasonable and verifiable: (a) fees and expenses paid to outside counsel and other Third Parties; (b) direct costs of in-house counsel; and (c) filing and maintenance expenses, in each case incurred in connection with the establishment and maintenance of rights under Patents applicable to INTEGRILIN Products or the Compound, including the costs of patent interference, opposition, reissue, re-examination or other proceedings. In-house counsel costs shall be determined on the basis of time actually spent on Patents applicable to INTEGRILIN Products or the Compound.

     2.35 "PATENT RIGHTS" means the Millennium Patents and/or the Schering Patents as the context requires.

     2.36 "REGULATORY APPROVAL" means any approvals (including, without limitation, supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority, necessary for the manufacture, distribution, use or sale of INTEGRILIN Products in a regulatory jurisdiction.

     2.37 "ROYALTY TERM" has the meaning assigned to it in Section 6.5.

     2.38 "SCHERING KNOW-HOW" means Information which (i) Schering either (A) disclosed to COR or Millennium under the Collaboration Agreement, or (B) discloses to Millennium under this A-R Agreement or any other Transaction Agreement, and (ii) is within the Control of Schering. Notwithstanding anything herein to the contrary, Schering Know-how shall exclude Schering Patents.

     2.39 "SCHERING PATENT(S)" means the rights granted by any Governmental Authority under a Patent which covers the Compound or an INTEGRILIN Product or a method, apparatus, material or manufacture useful in the development, manufacture, use or sale of INTEGRILIN Products, which Patent is owned or Controlled by Schering prior to termination of this A-R Agreement under Article
12. Those Schering Patents existing as of the Execution Date are set forth in
SCHEDULE 2.39 (attached hereto).

     2.40 "SCHERING TERRITORY" means the all countries and territories throughout the world, except for the European Territory.

     2.41 "SOLVAY" means Solvay, Societe Anonyme, a Belgian corporation with offices at 33, rue due Prince Albert, B-1050, Bruxelles, Belgium.

     2.42 "SOLVAY AGREEMENT" means the New Long Term Supply Agreement between Millennium and Solvay, dated January 1, 2003 and the License and Supply Agreement dated July 27, 1994 between Millennium (formerly COR Therapeutics) and Solvay, as amended prior to the Closing Date.

     2.43 "STOCK OUT" means the interruption in the supply of INTEGRILIN Product to Schering by Millennium and the sale of INTEGRILIN Product to customers in the United States that:

         (a) results in a nationwide outage of INTEGRILIN Product in the United States of at least one (1) week at the wholesaler level;

         (b) begins on first day of nationwide wholesaler outage; and

         (c) ends on first day following Full Recovery of the Business.

     2.44 "SUPPLY AGREEMENT" has the meaning assigned to it in Section 1.6.

     2.45 "THIRD PARTY" means any entity other than Millennium or Schering or an Affiliate of either of them.

     2.46 "TRADEMARKS" means the trademark INTEGRILIN(R) and each of the Other Trademarks.

     2.47 "TRANSACTION AGREEMENTS" means this A-R Agreement, the Supply Agreement, the Assignment and Assumption Agreement, the Transfer Letters, the Transition Services Agreement and the European Side Agreement.

     2.48 "TRANSITION SERVICES AGREEMENT" has the meaning assigned to it in
Section 1.6.

     2.49 "UCB" means UCB S.A., a Belgian corporation with offices at chemin du Foriest, B-1420 Braine-l'Alleud, Belgium.

     2.50 "UNITED STATES" or "U.S." means the fifty states of the United States of America and the District of Columbia.

                                   ARTICLE 3
                            MANAGEMENT AND DILIGENCE

     3.1 ELIMINATION OF JSC. Effective upon Closing, the Joint Strategic Committee ("JSC") established by the Parties pursuant to the Collaboration Agreement shall be disbanded and shall have no further authority or purpose whatsoever. Except as may otherwise be expressly set forth in this A-R Agreement, the Transition Agreement and the Supply Agreement, all responsibilities, authority and decision making powers held by the JSC immediately prior to Closing shall be assumed by Schering effective upon Closing. A Joint Production Committee ("JPC") has been established pursuant to the Supply Agreement, and its role and responsibilities are defined in the Supply Agreement.

     3.2 PROJECT COORDINATORS. Each Party shall designate a single project coordinator to serve as the primary point of contact and to coordinate all of the activities contemplated under this A-R Agreement and the Transition Services Agreement. Such project coordinators will be responsible for the coordination of the relationship of the Parties under and during the term of the Transition Services Agreement.

     3.3 DEVELOPMENT AND COMMERCIALIZATION.

         (a) In the United States, Schering shall use Diligent Efforts to (i) market, promote and sell the then-current INTEGRILIN Product, and (ii) perform the Early ACS Study in accordance with the protocol as may be amended by Schering in its sole discretion from time to time; PROVIDED, HOWEVER, it is understood that Schering shall not have any obligation to develop any new INTEGRILIN Product or to develop the Existing INTEGRILIN Product for any new indications; and PROVIDED FURTHER that Schering shall have the right to terminate or modify the Early ACS Study, Add On Studies or Clinical Development Plan in its sole discretion at any time.

         (b) Schering shall not implement a commercial pricing strategy for INTEGRILIN Products in the United States (including discounts, rebates, etc.) that would (i) economically disadvantage the INTEGRILIN Products in favor of any other group of products in Schering's U.S. product portfolio, or (ii) economically advantage any other product or group of products in Schering's U.S. product portfolio at the expense of the INTEGRILIN Products. Schering will use Diligent Efforts to maximize Net Sales of the then-current INTEGRILIN Product in the United States through its commercial marketing, pricing and contracting strategies consistent with commercial practices it employs with respect to any other similarly situated products.

         (c) In Australia, Schering shall use Diligent Efforts to develop an INTEGRILIN Product and obtain Regulatory Approval. Once such Regulatory Approval has been obtained in Australia, Schering shall use Diligent Efforts to commercialize such INTEGRILIN Product in Australia. In Canada, Schering shall use Diligent Efforts to commercialize the INTEGRILIN Product approved as of the Closing Date.

         (d) In the Schering Territory (except in the case of the United States which is addressed in 3.3(a) above, and Australia and Canada which are addressed in 3.3(c) above), Schering shall use commercially reasonable efforts to develop and obtain Regulatory Approval for an INTEGRILIN Product. Once such Regulatory Approval has been obtained in a country, Schering shall use commercially reasonable efforts to commercialize such INTEGRILIN Product in such country.

         (e) In this A-R Agreement, the use of commercially reasonable efforts can be satisfied by less than the level of efforts associated with the use of Diligent Efforts. The Parties acknowledge that development activities pursuant to Sections 3.3(a) are limited to performance of the ongoing Early ACS Study or any other registration study undertaken by Schering pursuant to a future Clinical Development Plan. For clarity, any decision by Schering to terminate or modify the Early ACS Study, an Add On Study or any other registration study prior to its completion shall not be a breach of its obligations under this A-R Agreement and shall not require the consent of GSK, but, for clarity, any modification shall be made in compliance with the European Side Agreement.

         (f) Schering shall have the sole right with respect to invoicing and booking sales, establishing all terms of sale (including, without limitation, pricing and discounts), and warehousing and distributing all INTEGRILIN Products in the Schering Territory, and shall perform all related services. Schering shall also have the sole right with respect to handling all returns, recalls or withdrawals, order processing, invoicing and collection, distribution, and inventory and receivables in the Schering Territory. If Millennium receives any orders for any INTEGRILIN Product for the Schering Territory, it shall refer such orders to Schering.

                                   ARTICLE 4
                             MANUFACTURE AND SUPPLY

     4.1 MANUFACTURE. Effective upon Closing, the terms of Supply Agreement shall govern the rights and obligations of the Parties with respect to the manufacture and supply of INTEGRILIN Products for the Schering Territory. Pursuant to and as more fully defined in the Supply Agreement, Millennium holds a right to put, and Schering holds a right to call, the manufacturing rights and obligations under the Supply Agreement at the times and on the conditions set forth therein.

                                   ARTICLE 5
                          REPRESENTATIONS AND COVENANTS

     5.1 COMPETITIVE PRODUCTS.

         (a) For so long as Schering (or in the event of a sublicense, its sublicensee) holds the right to sell an INTEGRILIN Product under this A-R Agreement in a particular country in the Schering Territory, Schering (and any of such sublicensees) shall not promote the sale of, or engage in pre-approval promotion activities relating to, any injectable formulation of a Competitive Product in such country.

         (b) If during the term of this A-R Agreement Schering develops and commercially introduces an INTEGRILIN Product in a non-injectable dosage form in one or more countries in the Schering Territory, then the terms of this Section 5.1(b) shall apply. Except as provided below, Schering (or in the event of a sublicense, its sublicensee) shall not promote the sale of, or engage in pre-approval promotion activities relating to, any Competitive Product in a particular country in the same non-injectable dosage form in which an INTEGRILIN Product has been commercially introduced by Schering under this A-R Agreement in such country; PROVIDED, HOWEVER, that the foregoing restriction shall not apply to any orally administered product.

         (c) If Millennium or any of its Affiliates, sublicensees or collaboration partners intends to promote the sale of, or engage in pre-approval promotion activities relating to, any Competitive Product (including, without limitation, any Competitive Product derived from the collaboration between Millennium and Eli Lilly and Company) or generically equivalent product, it shall notify Schering at least one year in advance of the date that Millennium reasonably believes its promotion of a Competitive Product or generically equivalent product may commence. Such notice shall be provided separately for each country and product in question. For purposes of this Section, "pre-approval promotion" shall mean the outside activities of sales representatives or the sponsorship of events, such as symposia, primarily for the purpose of highlighting the benefits of Competitive Products or, if applicable, generically equivalent products, which activities are otherwise allowed by applicable regulatory authorities. Pre-approval promotion shall exclude, however, scientific publications by any person and presentations by researchers or investigators who are not employees of Millennium or its Affiliates, sublicensees or collaboration partners. Millennium represents and warrants to Schering, as of the Execution Date and as of the Closing Date, that neither it nor any of its Affiliates, sublicensees or collaboration partners is engaged in pre-approval promotion activities relating to any Competitive Product or generically equivalent product in any county in the Schering Territory and that it has no plans to promote the sale of, or engage in pre-approval promotion activities relating to, any Competitive Product or generically equivalent product in the Schering Territory. As used herein, a "generically equivalent product" is any product containing the Compound.

         (d) Section 5.1(a) and 5.1(b) shall have no further force or effect and shall terminate automatically upon the earlier of (i) termination of this A-R Agreement, (ii) the assignment or conveyance by Schering to an independent Third Party of all rights to and control of development and commercialization of INTEGRILIN Products in the Schering Territory such that Schering only retains a passive revenue stream, or (iii) with respect to a particular country in the Schering Territory, either (A) the expiration of the Royalty Term applicable to such country, or (B) the date Millennium or any of its Affiliates, sublicensees or collaboration partners first promotes the sale of, or engages in pre-approval promotion activities relating to, a Competitive Product (including, without limitation, any Competitive Product derived from the collaboration between Millennium and Eli Lilly and Company) or generically equivalent product in such country. Notwithstanding anything in this A-R Agreement to the contrary, if Millennium or any of its Affiliates, sublicensees or collaboration partners obtains regulatory approval for a generically equivalent product in the United States, then (i) Net Sales in the United States shall be treated as Net Sales outside the United States and Canada for the purpose of calculating royalties from and after the date of first sale in the United States following such regulatory approval, and the royalty obligations in Section 6.1(b) and the related provisions in Sections 6.4(a) (with corresponding changes to Section 8.7(a)), 6.5(a)(i), 6.6(c)(ii), 6.7(b), 6.10(b), 9.2(c)(i) and 9.5(d)(i) shall terminate and Sections 6.3, 6.4(b) (with corresponding changes to Section 8.7(a)), 6.5(a)(ii), 6.6(c)(i), 6.7(a), 6.10(a), 9.2(c)(ii) and 9.5(d)(ii) each shall be deemed to apply to the United States, and (ii) the words "In countries other than the United States" shall be deemed to be deleted from the last sentence of Section 9.4.

         (e) Notwithstanding the foregoing, the restrictions, representations and covenants contained in Sections 5.1(c) and 5.1(d) shall only apply to a sublicensee or collaboration partner of Millennium or its Affiliates solely to the extent that the development and commercialization of a Competitive Product or generically equivalent product is within the scope of the relevant agreement between Millennium (or its Affiliate) and such sublicensee or collaboration partner, including, without limitation, any agreement under which Millennium or an Affiliate transfers or grants any rights or receives any consideration with respect to the development or commercialization of a Competitive Product or generically equivalent product (other than a cross license entered into with the agreement of the Parties pursuant to Section 9.2 or 9.4). If Millennium is acquired by, or otherwise undergoes a change of control with, a Third Party that is promoting a Competitive Product at the time of such transaction, then the notice requirements set forth in the first sentence of Section 5.1(c) shall not apply with respect to the promotion of such Competitive Product by such Third Party.

     5.2 MUTUAL AUTHORITY. Millennium and Schering each represents and warrants to the other that (i) it has the authority and right to enter into and perform this A-R Agreement and (ii) its execution, delivery and performance of this A-R Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a party or by which it is or becomes bound.

     5.3 RIGHTS IN TECHNOLOGY; AGREEMENTS WITH THIRD PARTIES. As of the Execution Date and the Closing Date, each of Millennium and Schering has sufficient right in and to its Know-how and Patent Rights, free and clear of any liens or encumbrances, to grant the rights set forth in this A-R Agreement. During the term of this A-R Agreement, each Party will use Diligent Efforts not to diminish the rights under its Know-how and Patent Rights granted to each other herein, including without limitation by not committing or permitting any acts or omissions which would cause the material breach of any agreements between itself and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of INTEGRILIN Products. Each Party agrees to provide promptly the other Party with notice of any such alleged breach. As of the Execution Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

     5.4 DISCLAIMER. Neither Party makes any warranty pursuant to this A-R Agreement to the other Party except as expressly set forth in this Article 5 concerning its Patent Rights or Know-how, including without limitation the validity or scope of its Patent Rights or that INTEGRILIN Products will be free from infringement of the Patent rights of Third Parties. Neither Party makes any warranty pursuant to this A-R Agreement to the other Party of any INTEGRILIN Product's merchantability or fitness for a particular purpose and makes no warranty as to the efficacy, safety or financial success of the INTEGRILIN Products.

                                   ARTICLE 6
                                  COMPENSATION

     6.1 UNITED STATES RESTRUCTURING FEE AND ROYALTIES.

         (a) RESTRUCTURING FEE. In consideration of the restructuring of rights with respect to the United States and Canada under the terms of this A-R Agreement, Schering shall pay to Millennium a non-refundable restructuring fee of U.S. $35.5 million by wire transfer at the Closing.

         (b) ROYALTIES.

             (i) In lieu of profit sharing under the Collaboration Agreement, Millennium shall receive royalties at the following rates on each of the annual Net Sales tiers in the United States, as follows:



                            TABLE A
         -----------------------------------------------------------------------

                          Calendar Year Net Sales Tiers
                           of INTEGRILIN Products
                   In The United States (Described Below)           Royalty Rate
                   --------------------------------------           ------------
         That portion of calendar year Net Sales up to and             [**]%
         including U.S.$[**]

         That portion of calendar year Net Sales greater than          [**]%
         U.S.$[**] up to and including U.S.$[**]

         That portion of calendar year Net Sales greater than          [**]%
         U.S.$[**]

-------------------------------------------------------------------------------

Such royalties shall be payable quarterly on U.S. Net Sales occurring on and after Closing. For purposes of calculating the royalty to be paid during each calendar quarter, each of the annual royalty tiers specified in Table A above shall be applied pro rata in each quarter (i.e. by dividing the annual Net Sales thresholds for each tier by four). The quarterly royalty payments shall be subject to a true up in the fourth quarter of each calendar year. At the time of the true up, Schering will calculate the annual Net Sales of INTEGRILIN Products in the United States and the royalties due to Millennium based on Table A set forth above and an adjustment will be made by Schering to the payment due to Millennium for the fourth quarter. Millennium shall refund to Schering any overpayment in royalties paid during the calendar year that are not offset by royalties owed in the last quarter of such calendar year. Such refund shall be made by Millennium within 45 days of the end of such calendar year. For the portion of calendar year 2005 remaining after Closing, and the last calendar year during the Royalty Term, the annual royalty tier thresholds to be applied to that period for determining the total royalty due in each such period will be reduced pro rata based on the number of days in such period divided by 365.

For purposes of illustrating the foregoing only, if, in the first calendar quarter, Net Sales in the United States equaled U.S. $[**], then the quarterly royalties payable would be U.S. $[**] (i.e., [**]% of U.S. $[**] or U.S. $[**]% of U.S. $[**] or U.S. $[**]% of U.S. $[**] or U.S. $[**]). If, in the second, third and fourth calendar quarters, Net Sales in the United States equaled U.S. $[**] in each quarter, then the aggregate royalties due for the calendar year would be U.S.$[**] million (i.e., 24% of U.S. $[**] or U.S. $[**]% of U.S. $[**]
or $[**]), the quarterly royalties payable for the second and third calendar quarter would be U.S. $[**] (i.e., [**]% of U.S. $[**] or U.S. $[**]) and the quarterly royalties payable for the fourth calendar quarter following the true up and year-end adjustments would be U.S. $[**].

             (ii)  MINIMUM ROYALTIES IN 2006 AND 2007.

                   (A) Schering shall be obligated to pay a minimum annual royalty with respect to the United States of U.S. $85.35 million ("Minimum Annual Royalty") in each of the calendar years ending December 31, 2006 and December 31, 2007 (each such calendar year, a "Minimum Royalty Year" and such two year period, the "Minimum Royalty Period"); PROVIDED, HOWEVER, that Schering's obligation to pay the Minimum Annual Royalty shall for all future Minimum Annual Royalty payments (1) terminate automatically if Millennium, an Affiliate controlled by Millennium or Millennium's parent or successor in interest following a change in control promotes the sale of a Competitive Product (including, without limitation, any Competitive Product derived from the collaboration between Millennium and Eli Lilly and Company) in the United States, (2) terminate automatically if Millennium is in material breach of the Supply Agreement and such breach has a material adverse impact on Net Sales of the INTEGRILIN Product, or (3) shall not apply if a Stock Out occurs at any time during the period commencing on the Closing Date and ending on December 31, 2007, except to the extent the Stock Out is caused by the failure of Schering to use Diligent Efforts to forecast and order INTEGRILIN Products in the Schering Territory necessary to meet its reasonable forecasts, and except in each case ((1), (2) or (3)) to the extent caused by the negligence or intentional misconduct of Schering or a Schering Indemnified Party. For purposes of clarity, a Stock Out first occurring in calendar year 2007 will not have any effect on the Minimum Annual Royalty applicable to calendar year 2006.

                   (B) Notwithstanding the foregoing, solely in the event of a Stock Out, if following the Stock Out there is a Full Recovery of the Business and the Recovery Period begins prior to the expiration of the Minimum Royalty Period, then Schering's Minimum Annual Royalty obligation shall be reinstated; provided that the applicable Minimum Annual Royalty shall be reduced pro rata based upon the total number of calendar days of the Stock Out and the Repair Period (as defined below). The term "Full Recovery of the Business" shall mean that the [**] of INTEGRILIN Products by Schering or its sublicensee in the United States for each of [**] consecutive periods of [**] consecutive calendar months after the end of the Stock Out (the "Recovery Period") meets or exceeds the [**] of INTEGRILIN Products in the United States during the most recent corresponding periods of [**] consecutive calendar months occurring prior to the commencement of any Stock Out. The period of time beginning on the first calendar day after the end of the Stock Out and ending on the first day of the Recovery Period is herein referred to as the "Repair Period". Notwithstanding the forgoing, if the Stock Out commences after June 30 of a Minimum Royalty Year, and if subsequently there is a Full Recovery except that the Recovery Period does not commence until after December 31 of such Minimum Royalty Year, then the Minimum Annual Royalty obligation for such Minimum Royalty Year shall be reinstated for the period prior to the Stock Out in such Minimum Royalty Year; provided that the applicable Minimum Annual Royalty obligation shall be reduced pro rata based upon the total number of calendar days of the Stock Out and any Repair Period that occurred in such Minimum Royalty Year.

                   (C) Payment of the Minimum Annual Royalty shall become an obligation of Schering to Millennium on the last day of the Minimum Royalty Year for which such Minimum Annual Royalty is due. In the event royalties paid to Millennium for each of Minimum Royalty Year do not reach the Minimum Annual Royalty required for that year, Schering shall pay to Millennium, in addition to the royalties due for such calendar year specified in Section 6.1(b)(i), the amount necessary to bring the accumulated royalty payments to Millennium up to the amount of the required Minimum Annual Royalty. Said amount shall be payable to Millennium from Schering within [**] days of the end of the applicable Minimum Royalty Year in connection with payment of the running royalties then due; PROVIDED, that, if a Stock Out occurs on or before December 31 of a Minimum Royalty Year and the Minimum Annual Royalty is reinstated due to a Full Recovery of the Business that is not completed before the end of such Minimum Royalty Year, then any payment due with respect to the Minimum Annual Royalty for such Minimum Royalty Year shall be paid within [**] days after the end of the Recovery Period.

                   (D) By way of example, if a Stock Out commences on June 1, 2006 and ends on June 20, 2006, then Schering's Minimum Annual Royalty obligation for 2006 and 2007 would terminate. However, if both (1) the [**] in the US for [**] of 2006 meets or exceeds the [**] in the US for [**] of 2005, and (2) the [**] for [**] of 2007 meets or exceeds the [**] for [**] of 2006, then a Full Recovery of the Business will have occurred and the Minimum Royalty Obligation will be reinstated. In such example, the Recovery Period would be the [**] month period beginning on October 1, 2006 and ending on [**], and the Repair Period would be the period beginning on June 21, 2006 and ending on September 30, 2006. In this example the total the duration of the Stock Outage (20 days) and the Repair Period (82 days) would be 102 days and the reinstated Minimum Annual Royalty for 2006 would be calculated as follows:

             $85,350,000 multiplied by ((365 days - 102 days) / 365 days) =
             $61,498,763

         and related payment by Schering would be due within [**] days after the end of the Recovery Period. In such example, if no additional Stock Out occurs the reinstated Minimum Annual Royalty for 2007 would be the full amount of $85,350,000 and any related payment by Schering would be due within [**] days after the end of 2007.

             (iii) ROYALTY ADJUSTMENT POST-2007 BASED ON COST SAVINGS BY SCHERING. If, in the calendar year ending December 31, 2008 or in any subsequent calendar year during the Royalty Term, (A) the Sales Representative Effort expended by Schering or its sublicensee for the INTEGRILIN Products in the United States in such calendar year is equivalent to less than [**] percent ([**]%) of the 2005 effort of [**] sales representatives currently dedicated [**]% of their time to promoting INTEGRILIN Product, and (B) Net Sales of INTEGRILIN Products in the United States in such calendar year are less than U.S. $[**], then the royalty rate shall be a flat [**] percent ([**]%) for such calendar year in lieu of the royalty tier rates provided for in Table A in
Section 6.1(b)(i) above. For the purpose of this Section 6.1(b)(iii) only, "Sales Representative Effort" shall mean the efforts, to be measured using a methodology to be established or approved by the Parties in writing, of sales representatives in the United States to promote INTEGRILIN Products. In establishing the methodology for measurement of Sales Representative Efforts, the Parties shall take into consideration all factors that they determine to be relevant, including, by way of example, the following: positioning of calls, appropriateness of calls, nature of contact and the role of the person contacted in influencing the buying process and decision.

     6.2 ROYALTIES IN CANADA. Millennium shall receive a running royalty on Net Sales of INTEGRILIN Products in Canada at the rate of [**]% per calendar year.

     6.3 ROYALTY OUTSIDE THE UNITED STATES AND CANADA. Millennium shall receive a running royalty on Net Sales of all INTEGRILIN Products in the Schering Territory (outside the United States and Canada) at the following rates:

                                     TABLE B
      --------------------------------------------------------------------------
                    Calendar Year Net Sales
       of INTEGRILIN Products in the Schering Territory
             Outside the United States and Canada                   Royalty Rate
      ---------------------------------------------------------     ------------
      That portion of calendar year Net Sales that are less than       [**]%
      U.S. $[**]

      That portion of calendar year Net Sales that are equal to        [**]%
      or greater than U.S. $[**]

The measure of annual sales set forth in Table B above shall be the sum of Net Sales of INTEGRILIN Products in all countries in the Schering Territory other than the United States and Canada, and the royalty rate indicated shall apply to all Net Sales during the calendar year. By way of example, if, in a given calendar year, Net Sales in the Schering Territory outside Canada and the United States equaled U.S. $[**], then the royalty due for the year would be U.S. $[**] (i.e., [**]% of U.S. $[**]).

     6.4 ROYALTY REDUCTIONS.

         (a) The royalties payable for INTEGRILIN Products sold in the United States under Section 6.1(b) shall be subject to reduction as follows:

             (i) Royalties payable to a Party for the Existing INTEGRILIN Product sold in the United States shall be reduced by [**]% of any royalties payable to Third Parties in connection with rights necessary to practice or use
(A) the manufacturing process used by Millennium and its third-party suppliers to manufacture the INTEGRILIN Product as of the Closing Date, or (B) the manufacturing process independently developed by UCB that is filed for Regulatory Approval with a Governmental Authority; PROVIDED, that the royalty reduction set forth in this Section 6.4(a)(i) shall not apply to royalties paid by Millennium ( which are charged as the Cost of Goods Shipped under, in accordance with and as defined in the Supply Agreement) or Schering to Solvay pursuant to the Solvay Agreement in connection with the manufacture of bulk INTEGRILIN Products employing the Solvay manufacturing process as authorized under the Solvay Agreement or royalties paid by Schering with respect to technology that does not cover the manufacture, use or sale of an INTEGRILIN Product;

             (ii) If the Net Selling Price is reduced in a calendar quarter by more than [**]% of the Net Selling Price of the INTEGRILIN Product in the quarter ending immediately prior to the Closing (the "NSP Benchmark Price"), then the royalties payable by Schering in such quarter to Millennium shall be reduced by [**]%;

             (iii) If a generically equivalent product is launched in the United States and there is a [**]% or greater loss in unit sales (by volume) in any subsequent calendar quarter following such launch as compared to unit sales (by volume) of Schering in the calendar quarter immediately prior to such launch, then the royalties payable by Schering in such subsequent calendar quarters to Millennium shall be reduced by [**]% (as used herein, a "generically equivalent product" is any product containing the Compound);

             (iv) If pursuant to the terms of Section 3.1.2 of the Supply Agreement, the INTEGRILIN Product does not have a Regulatory Approval allowing for the use of the new manufacturing process developed by UCB on or before [**] (or any extension expressly provided for under Section 3.1.2 of the Supply Agreement), then the royalties payable by Schering to Millennium shall be reduced by [**] percent [**]%) in subsequent calendar quarters until such time as such Regulatory Approval is effective; and

             (v) If pursuant to the terms of Section 3.1.2 of the Supply Agreement, a Regulatory Approval allowing for the use at a second supplier or supply site of the new manufacturing process developed by UCB is not obtained on or before [**] (or any extension expressly provided for under Section 3.1.2 of the Supply Agreement), and the royalty deduction is not otherwise triggered and in effect under clause (iv), above, then the royalties payable by Schering to Millennium shall be reduced by [**] percent ([**]%) in subsequent calendar quarters until such time as such Regulatory Approval is effective for such second supplier or supply site.

         (b) The royalties payable for INTEGRILIN Products sold in the Schering Territory but outside the United States under Sections 6.2 and 6.3 shall be subject to reduction as follows:

             (i) If a generically equivalent product is introduced by a Third Party in any country (outside the United States) in which neither Millennium nor Schering has patent coverage preventing sale or use and such generically equivalent product has sales in such country equal to at least [**] percent ([**]%) of unit sales (by volume) of the INTEGRILIN Product in such country in any calendar quarter, the royalty obligation in such country set forth above shall be reduced by [**]% until Millennium or Schering is granted patent coverage of the INTEGRILIN Product in such country or the generically equivalent product is withdrawn from such market (as used herein, a "generically equivalent product" is [**]); and

             (ii) The royalty rate for an INTEGRILIN Product in a given country outside the United States shall be reduced by [**]% if the patent coverage for such Product in such country expires before the expiration of the Royalty Term applicable to such country; and

             (iii) Royalties payable to a Party for an INTEGRILIN Product sold outside the United States shall be reduced by [**]% of any royalties payable to Third Parties attributable to the manufacture, use or sale of such INTEGRILIN Product (other than royalties paid to Solvay pursuant to the Solvay Agreement in connection with the manufacture of bulk INTEGRILIN Products employing the Solvay manufacturing process as authorized under the Solvay Agreement or royalties paid with respect to technology that does not cover the manufacture, use or sale of an INTEGRILIN Product).

         (c) In any event, the aggregate reduction of royalties set forth in
Section 6.4(a), above shall not reduce the net royalty payable to a Party in a calendar quarter under Section 6.1(b) by more than [**]% in total and the aggregate reduction of royalties set forth in Section 6.4(b), above shall not reduce the net royalty payable to a Party in a calendar quarter under Sections
6.2 and 6.3 by more than [**]% in total.

     6.5 TERM OF ROYALTIES PAYABLE TO A PARTY.

         (a) Millennium's rights to receive royalties on sales of INTEGRILIN Product in the United States under Sections 6.1(b) shall begin on the Closing Date. Effective upon Closing Millennium shall continue to receive royalties on sales of INTEGRILIN Products from the other countries in the Schering Territory as provided in Sections 6.2 and 6.3. Millennium's rights to receive such royalties on and after Closing shall expire as set forth below ("Royalty Term"):

             (i) Millennium's rights to receive royalties under Section 6.1(b) shall expire on the date that Schering is no longer engaged in the commercialization and sale of an INTEGRILIN Product in the United States; and

             (ii) Millennium' rights to receive royalties under Sections 6.2 and
6.3 shall expire on a country-by-country basis upon the later of (A) fifteen years from the first commercial sale of such INTEGRILIN Product in such country under the Collaboration Agreement or this A-R Agreement, whichever comes first, and (B) expiration of the last to expire Millennium Patent covering the manufacture, use or sale of such INTEGRILIN Product. The dates of first commercial sale of an INTEGRILIN Product in each country in the Schering Territory where the INTEGRILIN Product is being sold as of the Execution Date are set forth in SCHEDULE 6.5(A)(II), attached hereto, and Schering shall notify Millennium in writing of the date of first commercial sale of INTEGRILIN Product in any other country in the Schering Territory that occurs on or after the Execution Date.

         (b) Schering's rights to receive royalties under Section 6.6 shall begin on the termination date specified in Section 6.6 and, unless otherwise provided in Section 6.6(b), shall expire:

             (i) with respect to the United States, on the date that Millennium (or its Affiliates, successor in interest, or sublicensee) is no longer engaged in the commercialization and sale of an INTEGRILIN Product in the United States; and

             (ii) with respect to all countries in the Schering Territory other than the United States, on a country-by-country basis upon the later of (A) fifteen years from the first commercial sale of such INTEGRILIN Product in such country under the Collaboration Agreement, or if the first commercial sale in such country occurs on or after Closing under this A-R Agreement, and (B) expiration of the last to expire Schering Patent covering the manufacture, use or sale of an INTEGRILIN Product. In circumstances where Schering has not launched an INTEGRILIN Product prior to termination, Millennium shall notify Schering in writing of the date of first commercial sale of an INTEGRILIN Product in any country in the Schering Territory that occurs on or after the date of termination of the license in such country.

     6.6 ROYALTY PAYMENTS BY MILLENNIUM; TERMINATION FEE.

         (a) In the event Schering's rights are terminated in a country or countries by Millennium pursuant to Section 12.3, 12.4(a) or 12.4(b), Millennium shall make royalty payments to Schering at a rate equal to [**]% of the Net Sales of INTEGRILIN Products in the relevant terminated country(ies) in the Schering Territory for the period of time set forth in Section 6.5(b).

         (b) In the event this A-R Agreement is terminated by Schering pursuant to Section 12.2, Millennium shall make royalty payments to Schering on Net Sales of INTEGRILIN Products in the Schering Territory occurring on or after the effective date of such termination at [**]% of Net Sales in the United States and Canada and at the same rates that were payable by Schering to Millennium pursuant to Sections 6.3 in the remaining countries in the Schering Territory. If Schering terminates this A-R Agreement pursuant to Section 12.2 as a result of a breach by Millennium in the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, Millennium shall pay Schering a termination fee as follows:

             (i) if the Termination Date occurs prior to the first anniversary of the Closing Date, the termination fee shall be an amount equal to $[**];

             (ii) if the Termination Date occurs after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the termination fee shall be an amount equal to $[**]; and

             (iii) if the Termination Date occurs after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the termination fee shall be an amount equal to $[**].

As used in this Section, "Termination Date" means the first date of the applicable notice of breach pursuant to Section 12.2(a) that gave rise to such termination. Millennium shall pay Schering the applicable termination fee within [**]) days of the effective date of termination of this A-R Agreement. For purposes of clarity, if a notice of breach is disputed under Section 12.2(c) and it is ultimately determined that such notice was improper and no termination results, then no termination fee will be due to Schering with respect to such notice.

         (c) In the event that following such termination, Millennium or its Affiliates assigns, sells, licenses or otherwise conveys to any Third Party the rights to develop and commercialize INTEGRILIN Products in one or more countries in the Schering Territory, then

             (i) with respect to all countries in the Schering Territory other than the United States, Millennium shall pay to Schering:

                   (A) [**] percent ([**]%) of all consideration received by Millennium and its Affiliates from such Third Party; or

                   (B) if the amount provided for under Section 6.6(c)(i) is less than the royalty Millennium would have paid to Schering under the applicable termination royalty under Section 6.6(a) or (b), above, if it had retained rights to INTEGRILIN Product in such country(ies), then Millennium shall pay to Schering royalties on Net Sales of INTEGRILIN Products by such Third Party at the same rate as it would have paid if Millennium was selling the INTEGRILIN Product; and

             (ii) with respect to the United States, Millennium shall pay to Schering royalties at the applicable termination royalty rate under Section 6.6(a) or (b) on the Net Sales of the INTEGRILIN Product in the United States by such Third Party at the same rate as it would have paid if Millennium was selling the INTEGRILIN Product.

         (d) The royalties payable by Millennium under Sections 6.6(a), (b) and
(c) shall be subject to reduction in the manner set forth in Section 6.4; PROVIDED, that aggregate reduction of royalties shall not reduce (i) the net royalty payable to Schering for sales of INTEGRILIN Products in the United States under this Section 6.6 by more than [**]%, and (ii) the net royalty payable to Schering for sales of INTEGRILIN Products in the Schering Territory but outside the United States under this Section 6.6 by more than [**]% in a particular country. The royalties shall be paid by Millennium in accordance with Sections 6.7 through 6.13.

     6.7 ROYALTY REPORTS AND PAYMENTS.

         (a) ROYALTY REPORTS FOR OUTSIDE THE UNITED STATES. All royalty payments for all countries in the Schering Territory other than the United States shall be made to the receiving Party or its designee quarterly within [**] days following the end of each calendar quarter for which royalties are due from the selling Party. Each royalty payment shall be accompanied by a statement summarizing the Net Sales during the relevant three-month period.

         (b) ROYALTY REPORTS FOR THE UNITED STATES. An initial good faith report of estimated Net Sales (and gross sales and deductions used in calculating Net Sales) in the United States shall be provided [**] business days after the end of each calendar quarter. A final royalty report shall be provided no later than [**] days following the end of each calendar quarter and shall include reconciliation between reported gross and Net Sales. Net Sales (and gross sales and deductions used in calculating Net Sales) shall be reported for the United States. In the event Net Sales in the United States reported for a calendar year on or after December 31, 2007 are below U.S. $[**], such report shall also include a report of the sales representative level of effort equivalence to support the calendar year applicability of royalty rate provided for in Section 6.1(b)(iii) above.

         (c) PAYMENTS. Royalty payments under this A-R Agreement shall be made in U.S. Dollars to the receiving Party or its designee quarterly within [**] days following the end of each calendar quarter along with the final royalty report.

     6.8 TAXES. The Party receiving royalties shall pay any and all taxes levied on account of royalties it receives under this A-R Agreement. If laws or regulations require that taxes be withheld, the selling Party will (a) deduct those taxes from the remittable royalty, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of payment to the other Party within sixty (60) days following that payment.

     6.9 BLOCKED CURRENCY. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to the receiving Party in the country in local currency by deposit in a local bank designated by the receiving Party, unless the Parties otherwise agree.

     6.10 SUBLICENSES. In the event either Party grants licenses or sublicenses to others to sell INTEGRILIN Products which are subject to royalties under Sections 6.1-6.3 or Section 6.6, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of INTEGRILIN Products on the same basis as if such sales were Net Sales by the Party granting the license or sublicense, and such Party shall pay to the other Party receiving payment under this A-R Agreement with respect to such sales in the Schering Territory (a) outside the United States the greater of (i) [**]% of the aggregate amounts that such Party actually receives from such licensee or sublicensee with respect to such sales, or (ii) royalties on such sales by the sublicensee as if such sales of the licensee or sublicensee were Net Sales of the Party granting the license or sublicense; and (b) in the United States, royalties on such sales by the sublicensee as if such sales of the licensee or sublicensee were Net Sales of the Party granting the license or sublicense.

     6.11 NON-MONETARY CONSIDERATION AND CROSS BORDER TRANSACTIONS.

         (a) In the event a Party receives any non-monetary consideration in connection with the sale of INTEGRILIN Products, such Party's royalty obligation under Article 6 in United States Dollars shall be based on the fair market value of such other consideration. In such case, the selling Party shall disclose the terms of such arrangement to the other Party and the Parties shall endeavor in good faith to agree on such fair market value.

         (b) The Parties recognize that in certain territories, and in particular in free trade regions, customers or other Third Parties may import INTEGRILIN Products purchased in one country for use in another. If such activity materially distorts the aggregate relative profitability of Schering from the sale of INTEGRILIN Products in one or more countries of the Schering Territory, the Parties shall establish an equitable mechanism to adjust the compensation of the Parties hereunder to offset the economic effect of such cross-border transfers to the extent it is practical to do so.

     6.12 FOREIGN EXCHANGE. For the purpose of computing the Net Sales for INTEGRILIN Products sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars using the rate of exchange used by Schering for Affiliate conversions for such currency in the relevant calendar quarter; PROVIDED, HOWEVER, that such rate of exchange shall approximate fair market value and, in the event of rapidly changing exchange rates, Schering shall, upon request by Millennium, consult with Millennium and the Parties shall agree on a mechanism to assure that exchange rates are calculated to reflect fair market values on an ongoing basis.

     6.13 PAYMENTS TO OR REPORTS BY AFFILIATES. Any payment required under any provision of this A-R Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

     6.14 COST SHARING OF EACS SAVINGS. In the event Schering terminates the Early ACS Study prior to enrollment of all patients, or materially revises the Early ACS protocol in such a way that the overall study budget is intended to be reduced from the current budget of U.S. $[**], any actual cost savings arising from the termination or protocol revision will be shared by Schering 50:50 with Millennium. Such cost savings, if any, shall be equal to the amount by which the current budget of $[**] exceeds the aggregate of Schering's actual internal and external costs incurred in connection with the Early ACS Study. Schering will pay Millennium its share of the estimated savings, if any, within [**] days of closing enrollment in the study, PROVIDED that Schering's revised study costs may include estimates of reasonable future expenses that will be incurred for one-year patient follow-up. Within [**] days after making such payment, Schering shall provide Millennium with a final statement of such estimated cost savings and, within [**] days of receipt of such statement, Millennium or Schering, as applicable, shall make a reconciliation payment to the other to reflect the 50:50 sharing of such cost reduction as of the date of such statement. For clarity, Schering shall have the right in its sole discretion to terminate the Early ACS Study at any time and any such termination shall not be a breach of Schering's diligence obligations under the A-R Agreement.

     6.15 CHANGES TO ACCOUNTING PROCEDURES. The Parties recognize that Schering may change the accounting procedures it uses to make computations of Net Sales hereunder from time to time during the Royalty Term; PROVIDED that any such changes are made in accordance with generally accepted accounting principles, consistently applied, and generally applicable across all Schering pharmaceutical product lines.

                                   ARTICLE 7
                             INFORMATION AND REPORTS

     7.1 INFORMATION DISCLOSURE.

         (a) CLINICAL DEVELOPMENT PLANS AND REPORTS. The Parties acknowledge that, as of the Execution Date, the Early ACS Study is being conducted in accordance with the protocol as filed with the Governmental Authority for the United States for the study. If Schering decides to conduct an additional registration study for an INTEGRILIN Product, it shall promptly furnish Millennium with a plan for such study (a "Clinical Development Plan"). Schering shall provide Millennium with a quarterly report summarizing its activities with respect to, and any results from, the Early ACS Study and any such other registration study within [**] days after the end of each calendar quarter in which such study is performed or results achieved. Schering shall also provide Millennium with written notice of any (i) material amendment to the protocol for the Early ACS Study or a Clinical Development Plan for such other registration study, and (ii) termination of the Early ACS Study or any such other registration study in each case promptly after such event. For clarity, nothing in this Section 7.1 is intended, or shall be construed to, limit Schering's rights under Section 3.3.

         (b) MARKETING PLAN REPORTS. The first Marketing Plan shall be delivered to Millennium at the Closing. For calendar years after 2006, Schering shall provide Millennium with annual updates to the Marketing Plan on or before [**] of the previous calendar year. The Marketing Plan and each update thereto shall include planned sales representative full time equivalents to be devoted to promotion of the INTEGRILIN Product under this A-R Agreement and projected Net Sales for the next calendar year; except that the first Marketing Plan shall also cover the period from Closing until the end of calendar year 2006. Schering shall also provide Millennium with a quarterly product report within [**] days after the end of each calendar quarter. The quarterly product report shall include: (i) an update to the projected annual Net Sales for the remainder of the then-current calendar year; and (ii) any description of any material changes to the Marketing Plan.

         (c) FINANCIAL REPORTS. In accordance with Article 10, except as required by law or as Millennium counsel determines is necessary or material to include in SEC filings or other similar required disclosures or Millennium royalty revenue forecasts, all information provided to Millennium pursuant to this Section 7.1 is provided in confidence and solely for Millennium's internal planning and with respect to its receipt of payments to be received by Millennium under Sections 6.1, 6.2 and 6.3. Millennium shall not use any information provided to Millennium pursuant to this Section 7.1 in connection with any Competitive Products. Schering shall not have any liability for any use by Millennium of such information.

         (d) COMPETITIVE PRODUCT LIMITATION. In the event that Millennium (or its Affiliates or its successor in interest following a change in control of Millennium) acquires rights to a Competitive Product, whether through merger, acquisition, licensing or otherwise, then information provided by Schering under this A-R Agreement or the other Transaction Agreements shall be restricted to a defined, limited list of employees at Millennium who need to know such information (and its accountants and attorneys); provided that (i) such employees (A) do not have direct operational responsibility for development or commercialization of the Competitive Product, and (B) need to know such information, and (ii) such information shall only be used for the limited purpose of financial planning, accounting, and (as determined to be necessary by legal counsel to Millennium) for SEC filings or other similar required disclosures or for Millennium royalty revenue forecasts. Millennium shall promptly provide Schering in writing with a list identifying those named individuals at Millennium who will be provided access to such information, and shall notify Schering in writing of any changes to that list of named individuals.

     7.2 RECORD KEEPING AND AUDIT.

         (a) BOOKS AND RECORDS. Each Party shall maintain (and shall cause its applicable Affiliates to maintain) true, accurate and complete books and records with respect to any other payments paid or payable or credits or refunds due by or among the Parties and their respective Affiliates hereunder (including, without limitation, Net Sales and Patent Costs and any invoices or source documentation and any supporting calculations or documentation with respect thereto) (collectively, the "Books and Records"). Each Party shall keep (and shall cause each of its applicable Affiliates to keep) the Books and Records at its principal place of business at all times during the term of this A-R Agreement and shall continue to maintain (and shall cause each of its applicable Affiliates to maintain) the Books and Records for the longer of (A) such period as may be required by applicable law, or (B) such period as is required by such Party's internal record retention practices.

         (b) AUDIT. Each Party shall have the right to audit the Books and Records of the other Party in accordance with this Section. An internationally recognized independent accounting firm retained by the auditing Party, to whom the audited Party has no reasonable objection, shall have the right, upon reasonable prior written notice, to have access to the Books and Records for the sole purpose of determining the appropriateness of the calculation of the payments or credits due, and amounts required to be refunded or reimbursed, under this A-R Agreement. Such examination shall be conducted during regular business hours no more than once in each calendar year during the term of this A-R Agreement and only with respect to any calendar year ending not more than three years prior to such Party's request.

         (c) EXPENSE OF AUDIT. Any audit undertaken by a Party pursuant to this
Section 7.2 shall be at auditing Party's cost and expense. In the event any such audit reveals a miscalculation, incorrect entry or other matter that has resulted in an overcharge or undercharge, the applicable Party shall promptly make a single payment to the other of an amount equal to the sum of such overcharge or undercharge, as the case may be, together with interest on the late payment, which interest shall accrue at the annual rate of LIBOR plus 1%. Notwithstanding the foregoing, if such overcharge exceeds five percent (5%) of the amount due for the period being audited, then the reasonable out-of-pocket costs and expenses incurred by the auditing Party in connection with such audit shall be reimbursed by the audited Party.

     7.3 MEDICAL INQUIRIES.

         (a) SCHERING TERRITORY. Schering shall handle all medical questions or inquiries from members of the medical profession regarding the INTEGRILIN Products in the Schering Territory at Schering's expense. Millennium shall refer to Schering all such questions and inquiries within forty-eight (48) hours of receipt. In no event will Millennium respond to any such medical question or inquiry.

         (b) OUTSIDE THE SCHERING TERRITORY. Millennium or its designee shall handle all medical questions or inquiries from members of the medical profession regarding the INTEGRILIN Products outside the Schering Territory at Millennium's expense. Schering shall refer to Millennium all such questions and inquiries within forty-eight (48) hours of receipt.

     7.4 PUBLICATIONS. Millennium shall not publish or present the results of studies carried out under the Collaboration Agreement or this A-R Agreement. To the extent that Schering or its Affiliates has direct or indirect control over the publication of data and results arising from studies involving Compound and/or INTEGRILIN Product that carried out under the Collaboration Agreement or this A-R Agreement, and subject to the terms of Section 10.2, Schering will provide the intellectual property counsel of Millennium a copy of any proposed written publication of data and results arising from such studies (a "Publication"). Schering will use good faith efforts to provide Millennium with a copy of any such Publication by Schering or its Affiliates at least thirty
(30) days prior to their intended submission for publication, or with respect to Publications by Third Party investigators performing such studies, will provide Millennium with a copy promptly after the Publication becomes available to Schering. Requests for review of Publications pursuant to this Section 7.4 shall be furnished to the Chief Patent Counsel of Millennium (or his or her designee, of each Party.). Nothing contained in this Section 7.4 shall prohibit the inclusion of information necessary to be included in a patent application, except for unlicensed Confidential Information of the nonfiling Party. To the extent practical, as Schering establishes new relationships with Third Party clinical investigators to conduct studies involving the Compound and/or INTEGRILIN Product, Schering will endeavor to enter into agreements limiting publication of data and results from studies by such investigators in a manner consistent with the principles described above, but shall have no liability for the failure to secure such agreements.

                                   ARTICLE 8
                                   LICENSES

     8.1 PATENT LICENSES TO SCHERING. Millennium grants to Schering under the Millennium Patents (a) an exclusive (even as to Millennium) license in the Schering Territory to use (other than to research and develop), sell, offer for sale and have sold the Compound and INTEGRILIN Products, and (b) a non-exclusive license to research, develop, make, have made, use, and import the Compound and INTEGRILIN Products worldwide solely for purposes of exercising its rights under the grant set forth in clause (a) above, in each case under the terms and conditions of this A-R Agreement. Schering may grant sublicenses under the Millennium Patents only with the prior approval of Millennium (which approval shall be promptly considered and not unreasonably withheld); provided, that Schering may grant sublicenses without prior approval to Affiliates of Schering (or any successor thereto) in which Schering (or any successor thereto) holds greater than 50% control. In the event of any such sublicense to an Affiliate of Schering, Schering Corporation (or any successor thereto) shall remain primarily liable for the performance of all obligations by such Affiliate in the United States, and Schering Ltd. shall remain primarily liable for the performance of all obligations by such Affiliate outside the United States.

     8.2 PATENT LICENSES TO MILLENNIUM. Schering grants to Millennium under the Schering Patents (a) an exclusive (even as to Schering) license in the European Territory to use (other than to research and develop), sell, offer for sale and have sold the Compound and INTEGRILIN Products, and (b) a non-exclusive license to research, develop, make, have made, use, and import the Compound and INTEGRILIN Products worldwide solely for purposes of exercising its rights under the grant set forth in clause (a) above, in each case subject to the terms and conditions of this A-R Agreement. Millennium may grant sublicenses, PROVIDED, that Millennium (or any successor thereto) shall remain primarily liable for the performance of all obligations by such sublicensee.

     8.3 IMPORTATION. Schering shall not, and shall not authorize or permit its sublicensees to, import any Compound or INTEGRILIN Product in the European Territory for use in a manner inconsistent with the exclusive grant to Millennium set forth in Section 8.2(a). Millennium shall not, and shall not authorize or permit its sublicensees to, import any Compound or INTEGRILIN Product in the Schering Territory for use in a manner inconsistent with the exclusive grant to Schering set forth in Section 8.1(a).

     8.4 SPECIAL PATENT LICENSE TO SCHERING. In addition to the licenses granted in Section 8.1, Millennium grants to Schering a worldwide, royalty-free, irrevocable, perpetual license, with right of sublicense, under the Patents assigned to COR and Millennium under Section 12.1 of the Collaboration Agreement for all purposes other than the activities covered by the licenses granted in
Section 8.1. Such license shall survive the expiration or termination of this A-R Agreement and shall be (i) exclusive (even as to Millennium) with respect to such Patents which result from inventions made solely by Schering employees and
(ii) non-exclusive with respect to such Patents which resulted from inventions made jointly by Schering employees (on the one hand) and COR or Millennium employees (on the other hand).

     8.5 NONEXCLUSIVE KNOW-HOW LICENSE TO SCHERING. Subject to the royalty obligations in Section 6.1(b), 6.2 and 6.3, Millennium grants Schering a non-exclusive, perpetual, worldwide license to use Millennium Know-how for any purpose, other than to sell, offer for sale and have sold the Compound and INTEGRILIN Products in the European Territory. The license granted in this
Section includes the right to sublicense. No license is granted to Schering to use any information it obtains solely by reason of its review of Millennium Patents and Patent applications or with respect to the prosecution history of such Patents and Patent applications other than for the activities covered by the licenses granted in Section 8.1.

     8.6 NONEXCLUSIVE KNOW-HOW LICENSE TO MILLENNIUM. Except as provided in
Article 10 and subject to the royalty obligation in Section 6.6, Schering grants Millennium a non-exclusive, perpetual, worldwide license to use Schering Know-how for any purpose, other than to sell, offer for sale and have sold the Compound and INTEGRILIN Products in the Schering Territory. The license granted in this Section includes the right to sublicense.

     8.7 THIRD PARTY TECHNOLOGY.

         (a) The licenses granted under Sections 8.1 through 8.6 contemplate sublicenses of Third Party technology. Any sublicense of Third Party technology hereunder shall be subject to the terms and conditions of the license under which such sublicense is granted. Any royalties paid or payable to Third Parties for the manufacture, use or sale of INTEGRILIN Products that are sold in the Schering Territory prior to the Closing Date shall be paid by the Parties in accordance with the terms of the Collaboration Agreement. Any royalties paid to Third Parties attributable to the manufacture, use or sale of INTEGRILIN Products that are sold in the Schering Territory on or after the Closing Date shall be borne and paid by Schering; provided that Schering shall be entitled to a setoff for certain royalties against any royalty owed to Millennium on the sale of such INTEGRILIN Products in the United States to the extent expressly provided for in Section 6.4(a) and (c) and a setoff for certain royalties against any royalty owned to Millennium on the sale of such INTEGRILIN Products outside the United States to the extent expressly provided for in Section 6.4(b) and (c). In the event of a reversion or termination of license rights in a country or countries in the Schering Territory resulting in the payment of royalties on Net Sales in such country or countries by Millennium to Schering, then Millennium shall be similarly entitled to a setoff for certain royalties against any royalty owed to Schering on the sale of such INTEGRILIN Products in the Schering Territory to the extent expressly provided for in Sections 6.4(a) and (c) with respect to the United States and Section 6.4(b) and (c) with respect to countries in the Schering Territory outside the United States.

         (b) During the term of this A-R Agreement, if either Party becomes aware of material Third Party rights that may be desirable to license in order to manufacture, market and sell INTEGRILIN Products, it will notify the other Party. Schering will determine whether and on what terms a license should be sought under such rights in the Schering Territory and will have the sole right to pursue such a license. Millennium will determine whether and on what terms a license should be sought under such rights outside the Schering Territory and will have the sole right to pursue such a license. In the event that such acquired rights results in payments to a Third Party, such payments shall be treated in the manner set forth in Section 8.7(a) above.

     8.8 LICENSE GRANTS TO SCHERING ENTITIES. The licenses granted to Schering hereunder, including without limitation licenses granted in Sections 8.1, 8.4 and 8.5, shall be deemed to be granted to Schering Corporation with respect to the United States and to Schering Ltd. with respect to all other countries.

     8.9 EXCLUSIVE RIGHTS; USE OUTSIDE FIELD.

         (a) The exclusive licenses granted in Sections 8.1(a) and 8.2(a) shall be exclusive only to the extent the licensor has the right to grant an exclusive license with respect to the Patent in question.

         (b) Each Party hereby covenants to the other that it will not practice the Patents or Know-how of the other Party except as expressly licensed in
Article 8 or Article 12 of this A-R Agreement.

                                   ARTICLE 9
                        PATENTS; INFRINGEMENT; TRADEMARKS

     9.1 PATENTABLE INVENTIONS.

         (a) Prior to the Closing Date, the rights and obligations of the Parties with respect to patentable inventions shall be governed by the terms of the Collaboration Agreement, and following the Closing Date this Section 9.1 shall govern. If a patentable invention is conceived of by the employees of the Parties or their agents in the course of practicing the licenses granted under
Article 8 during the term of this A-R Agreement, the Parties shall discuss that invention and the desirability of filing patent applications covering that invention. The Party whose employees or agents made the invention shall make the final decision with respect to such filings. If an invention is made jointly by the employees of each Party, patent counsel designated by each Party shall discuss and determine whether a patent application covering such invention shall be filed.

         (b) Each Party shall select its own counsel and bear its own expenses incurred in filing and prosecuting its Patents under this Section; PROVIDED that
(i) Schering shall promptly reimburse Millennium for fifty percent (50%) of Millennium's Patent Costs relating to Patents and patent applications in all countries other than in the European Territory, and (ii) Millennium shall promptly reimburse Schering for fifty percent (50%) of Schering's Patent Costs relating to Patents and patent applications in all countries in the Schering Territory. For clarity, as between the Parties, Millennium shall bear one hundred percent (100%) of the Patent Costs relating to Patent and patent applications in the European Territory.

         (c) Each Party shall provide the other Party with drafts of any new patent application that covers the manufacture or use of an INTEGRILIN Product prior to filing that application in the United States, allowing adequate time for review and comment by the other Party if possible; PROVIDED, HOWEVER, the providing Party shall not be obligated to delay the filing of any patent application. The receiving Party shall maintain any such patent application in confidence, pursuant to Article 10. This requirement for provision of drafts shall not apply to Millennium Patents (including patent applications) arising from Millennium Patents in existence as of April 10, 1995.

     9.2 SETTLEMENT OF THIRD PARTY CLAIMS FOR INTEGRILIN PRODUCTS.

         (a) If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use, sale or import of an INTEGRILIN Product by Schering or its sublicensee, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. In such event, with respect to the Schering Territory, Schering may attempt to settle a claim or action or otherwise resolve the problem raised by the asserted infringement; PROVIDED that Schering shall not settle such claim or action without the prior written consent of Millennium if such settlement (i) would require Millennium to bear any expense or reduction in royalties other than those expressly provided for in Section 9.2(c), below,
(ii) makes an admission of invalidity or unenforceability of the Millennium Patents; PROVIDED FURTHER that such consent shall be promptly considered and not unreasonably withheld. The matter shall be deemed settled and resolved if Schering or its sublicensee obtains: (A) a statement or representation from the third party that: (1) no legal action will be taken against Millennium, Schering and Schering's sublicense, or (2) the patent or other right is not infringed by Millennium, Schering or, Schering's sublicensee's sale of INTEGRILIN Products in that country and (B) either (1) a license permitting Schering or such sublicensee to use the Third Party technology in question for the manufacture, use and sale of INTEGRILIN Products in that country; or (2) a holding that the patent is invalid, or the patent or other right is unenforceable or not infringed by a court of competent jurisdiction from which no appeal has or can be taken. Millennium shall cooperate with Schering in its efforts to settle or resolve any such matter, including, without limitation, by granting cross licenses under the Millennium Patents.

         (b) If Schering's efforts to settle or otherwise resolve such claim are not undertaken or are unsuccessful, Schering shall have the primary right, but not the obligation, to defend against such claim. Millennium shall cooperate with Schering at Schering's request and expense in such defense and shall have the right to be represented by counsel of its own choice and at Millennium's expense. If Schering shall fail to defend against such claim within a period of one hundred and twenty (120) days after receiving written notice from Millennium or otherwise of such claim, Millennium shall have the right to defend by counsel of Millennium's own choice at Millennium's expense, and Schering shall cooperate with Millennium at Millennium's request and expense in such defense and shall have the right, at Schering's own expense, to be represented by counsel of its own choice.

         (c) ALLOCATION OF EXPENSE ROYALTY REDUCTION.

             (i) If, as a result of a settlement permitted under this Section or otherwise approved by Millennium or litigation under Section 9.2, Schering or its sublicensee is required to pay the Third Party a royalty or make any payment of any kind with respect to the Existing INTEGRILIN Product (including, without limitation, attorneys' fees) for the rights necessary to practice or use of (A) the manufacturing process used by Millennium and its third-party suppliers to manufacture the Existing INTEGRILIN Product, or (B) the manufacturing process independently developed by UCB that is filed for Regulatory Approval with a Governmental Authority, Schering may deduct from the amount of royalties owed to Millennium in connection with the United States, [**]% of the amount of the royalty or such other amount payable to the Third Party in respect of the sale of INTEGRILIN Products up to, but not more than, [**]% of the amounts otherwise payable to Millennium in connection with sales of such INTEGRILIN Products in the United States. The provisions of this Section 9.2 shall not apply in the event the Third Party claim is made with respect to technology that does not cover the manufacture, use or sale of INTEGRILIN Product or with respect to the royalties payable to Solvay under the Solvay Agreement in connection with the manufacture of bulk INTEGRILIN Products employing the Solvay manufacturing process as authorized under the Solvay Agreement.

             (ii) If, as a result of a settlement permitted under this Section or otherwise approved by Millennium or litigation under Section 9.2, Schering or its sublicensee is required to pay the Third Party a royalty or make any payment of any kind (including, without limitation, attorneys' fees) for the right to manufacture, use, sell or import the INTEGRILIN Products in a particular country in the Schering Territory outside the United States, Schering may deduct from the amount of royalties owed to Millennium in connection with the same country, [**]% of the amount of the royalty or such other amount payable to the Third Party in respect of the sale of the allegedly infringing INTEGRILIN Product up to, but not more than, [**]% of the amounts otherwise payable to Millennium in connection with sales of such INTEGRILIN Product in that particular country. The provisions of this Section 9.2 shall not apply in the event the Third Party claim is made with respect to technology that does not cover the manufacture, use or sale of INTEGRILIN Product or with respect to the royalties payable to Solvay under the Solvay Agreement in connection with the manufacture of bulk INTEGRILIN Products employing the Solvay manufacturing process as authorized under the Solvay Agreement.

     9.3 NO INFRINGING CONDUCT. A Party shall not be required to manufacture an INTEGRILIN Product in a particular country if in the sole judgment of such Party such manufacture may involve infringement of the patent rights of a Third Party.

     9.4 INFRINGEMENT BY THIRD PARTIES. Schering and Millennium shall promptly notify the other in writing of any alleged or threatened infringement of Millennium Patents or Schering Patents, of which they become aware. Schering, subject to any prior rights of Third Party licensee or licensors under agreements entered into pursuant to Section 8.7(a), shall have the first right, but not the obligation, to control the prosecution of any infringement described in this Section 9.4. If Schering does not initiate an infringement action within one hundred and twenty (120) days of learning of the infringement, Millennium shall have the right, but not the obligation, to bring such an action, and Schering shall not hinder the prosecution of such action in any way. In the event either Party brings an infringement action in accordance with this Section 9.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney and the granting of any cross licenses under the Millennium Patents or the Schering Patents; PROVIDED, that neither Party shall be required to grant any such license with respect to its Patents without its consent, such consent to be promptly considered and not unreasonably withheld. The costs of any litigation commenced pursuant to this
Section 9.4, including attorneys' fees and expenses, but excluding any allocation for internal resources devoted to the litigation, shall be borne solely by the Party assuming the right to bring suit, and reimbursed to the other Party to the extent the other Party incurs such expense. Any recovery realized as a result of such litigation shall be paid to Schering and, to the extent specifically attributable to lost sales, shall be deemed to be Net Sales after deducting any expenses incurred by the Party assuming the right to bring suit, including any expenses reimbursed to the other Party, and to the extent recovered by or on behalf of Millennium, shall be paid to Schering. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.4 may be entered into without the joint consent of Millennium and Schering, which shall be promptly considered and not unreasonably withheld. In countries other than the United States, such consent shall be considered PER SE reasonable if the settlement does not impose an admission of guilt, financial obligation, injunction against or other restriction upon Millennium.

     9.5 PRODUCT TRADEMARKS.

         (a) The Existing INTEGRILIN Product is sold under either the trademark INTEGRILIN(R) worldwide, unless the trademark INTEGRILIN is neither registrable nor available for use in a particular country. If the trademark INTEGRILIN is neither registrable nor available for use in a particular country in the Schering Territory, the INTEGRILIN Product has been and shall be marketed in such country under a trademark selected by Schering (e.g. INTEGRILINTM, without limitation) (hereinafter, "Other Trademarks"). INTEGRILIN Products, other than the Existing INTEGRILIN Product, shall be marketed in all countries in the Schering Territory under trademarks selected by Schering in its sole discretion.

         (b) Subject to Section 9.5(h), the mark INTEGRILIN will be owned solely by Millennium worldwide and filed and prosecuted by outside counsel selected by Schering in the Schering Territory. Schering will have the right and obligation to file and prosecute the mark INTEGRILIN in each county in the Schering Territory. Both Parties shall have the right to comment on and be copied on all correspondence relating to filing and prosecution of the mark INTEGRILIN; PROVIDED that Schering shall have ultimate responsibility and decision-making authority regarding such filing and prosecution. Other trademarks selected by Schering for sale of INTEGRILIN Products shall be owned in the Schering Territory by Schering. For the purposes of Section 9.6, Schering shall be deemed to be the prosecuting Party.

         (c) All of the reasonable direct costs of in-house counsel, the fees and expenses of outside counsel and other Third Parties and other reasonable direct costs of searching, filing, prosecuting, maintaining and defending the mark "INTEGRILIN" in the Schering Territory shall be borne by Schering.

         (d) Millennium and Schering hereby grant each other limited, non-sublicensable (except to Affiliates and as required for manufacture, use and sale of the INTEGRILIN Products in the Schering Territory) rights to the use of certain of their respective trademarks (including without limitation "INTEGRILIN" and the Other Trademarks) and service marks, trade names and logos used with an INTEGRILIN Product (collectively hereinafter referred to as "Marks") in connection with the commercialization activities provided for in this A-R Agreement and the other Transaction Agreements. To that end, Millennium and Schering agree not to unreasonably withhold consent to the limited use of the other Party's relevant Marks for the duration of this A-R Agreement in connection with the commercialization activities provided for herein, and in the other Transaction Agreements. In addition, subject to Section 9.5(h), Millennium grants to Schering an exclusive (even as to Millennium), royalty-free license (with the right to sublicense) to use the mark "INTEGRILIN" or Other Trademarks for the manufacture, use, sale and import of INTEGRILIN Products (i) in the United States, during the Royalty Term, and (ii) in all countries in the Schering Territory other than the United States, through December 31, 2045; PROVIDED in each case that such licenses shall lapse in the event this A-R Agreement is terminated pursuant to Article 12.

         (e) Each Party agrees to conform with the customary guidelines of the granting Party under this Section 9.5 with respect to manner of use, and to maintain the quality standards of the granting Party with respect to the goods sold and services provided in connection with such Marks. Each Party recognizes and agrees that, except as provided in Section 9.5(h), no ownership rights are vested or created by the limited rights of use granted to the other Party in connection with this use of its respective Marks, and that all use thereof inures to the benefit of the owner of the Marks. Further, except when used in accordance with any usage guidelines provided by the owner of the Mark, each Party shall submit to the other Party any materials bearing the other Party's Marks for review and approval prior to the use thereof and shall make no use of the Marks of the other Party without the other Party's written consent.

         (f) Each Party shall execute any documents required in the reasonable opinion of the other Party to be entered as a "registered user" or recorded licensee of the other Party's Marks, or to be removed as registered user or licensee thereof.

         (g) Without implying any right of use, each Party agrees to indemnify and to hold the other Party harmless in the event that the other Party incurs liability as a result of the use of the other Party's Marks, PROVIDED that prompt notice is given to the owner of the Marks of any claim that the other Party's Marks infringe the rights of a Third Party, and good faith cooperation in the defense of the claim is provided.

         (h) Millennium shall, upon receipt of a written request from Schering with respect to a country in the Schering Territory, transfer and assign to Schering, its successors and assigns without further consideration (i) all of Millennium's right, title and interest in and to the trademark "INTEGRILIN" and the related logos, trade dress and designs and the Other Trademarks, if any, together with the registrations thereof in such country (collectively, the "Assigned Marks"), together with all goodwill associated with said Assigned Marks and symbolized by said Assigned Marks, and (ii) any and all rights to sue for, and receive damages and other relief arising from, the infringement of the Assigned Marks after the effective date of such transfer and assignment. Any such transfer and assignment shall be completed as soon as practicable following receipt of Schering's written transfer request. Schering may exercise its rights under this Section 9.5(h) on a country-by-country basis at any time and from time to time. The transfer and assignment of the Assigned Marks by Millennium to Schering pursuant to this Section 9.5(h) shall be subject in each case to an obligation on the part of Schering to transfer and assign the Assigned Marks back to Millennium upon the termination of this A-R Agreement. All of costs and expenses of the assignments and transfers specified in this Section 9.5(h) shall be borne by Schering.

     9.6 INFRINGEMENT OF TRADEMARKS. Except for routine trademark oppositions where cost is not reasonably expected to exceed $1,500, which shall be the responsibility of the prosecuting Party, with respect to an INTEGRILIN Product, each Party shall notify the other Party with a copy to the General Counsel for that Party promptly upon learning of any actual, alleged or threatened infringement of any trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any such claims brought by a Third Party in the Schering Territory against an INTEGRILIN Product (hereinafter "Infringement"). Upon learning of such Infringement the Parties shall confer and Schering shall have the right, but not the obligation, at its sole expense to bring an action to deal with the Infringement. If Schering so elects, Schering shall take all reasonable and appropriate steps to resolve the Infringement, with the reasonable cooperation and assistance of the Millennium, subject to reimbursement by Schering for its reasonable time and out of pocket expense. If Schering fails to exercise this right within ninety (90) days after receiving notice of an Infringement by Millennium, then Millennium shall have the right, but not the obligation, at its sole expense to bring an action to deal with the Infringement. If Millennium so elects, Millennium shall take all reasonable and appropriate steps to resolve the Infringement, with the reasonable cooperation and assistance of Schering, subject to reimbursement by Millennium for its reasonable time and out of pocket expense. Any damages or recovery shall first be applied to reimburse the expenses incurred by the Party bringing the suit or action and the remainder shall, to the extent specifically attributable to lost sales of an INTEGRILIN Product, be paid to Schering and be added to Net Sales in that country.

9.7 VALIDITY AND ENFORCEABILITY CHALLENGES. In the event that a Third Party asserts, as a defence or as a counterclaim in any infringement action under
Section 9.4, in a declaratory judgment or similar action or under the Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman), or similar legislation outside the United States, that any Millennium Patent or Schering Patent is invalid or unenforceable, Schering shall have the first right, but not the obligation, through counsel of its choosing, to defend such Millennium Patents and control any proceeding in connection therewith, at Schering's sole cost. If Schering determines not to defend such Millennium Patent, Millennium shall, at its sole cost, have the right to do so and to control any proceeding in connection therewith. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.7 may be entered into without the joint consent of Millennium and Schering, which shall be promptly considered and not unreasonably withheld.

                                   ARTICLE 10
                                 CONFIDENTIALITY

     10.1 TREATMENT OF CONFIDENTIAL INFORMATION. The Parties agree that during the term of this A-R Agreement, and for a period of five (5) years after this A-R Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to a Third Party sublicensee, business partner or other party for use specifically in the development, manufacturing or commercialization of the INTEGRILIN Products (e.g., clinical investigators, strategic consultants and advisors, etc.), and (iii) not use such Confidential Information for any purpose except those permitted by this A-R Agreement. As used herein, "Confidential Information" shall mean all Information, and other information and materials, received by either Party from the other Party pursuant to this A-R Agreement and all Information developed or exchanged during the term of the prior Collaboration Agreement. For the avoidance of doubt, the Clinical Development Plans, the Marketing Plans and the data and other Information set forth therein shall be deemed the Confidential Information of Schering. A Party shall have no such obligation with respect to any portion of such Confidential Information which:

         (a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party; or

         (b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party; or

         (c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential; or

         (d) has been published by a Third Party; or

         (e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information; or

         (f) is required by law to be disclosed, but then only to the limited extent of such legally required disclosure.

By virtue of the exclusive license grants set forth in Section 8, the Parties acknowledge and agree that any and all Information relating to the Compound or INTEGRILIN Products shall, irrespective of the Party that originally disclosed such Information, be deemed to be Confidential Information of both Parties, and each Party shall deemed to be a disclosing Party with respect thereto, for purposes of this A-R Agreement.

     10.2 PUBLICITY. The Parties agree that the public announcement of the execution of this A-R Agreement shall be substantially in the form of the press release attached as Appendix A. Any other publication, news release or other public announcement relating to this A-R Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall be promptly considered and not unreasonably withheld; PROVIDED, HOWEVER, that any disclosure which is required by law, as advised by the disclosing Party's counsel, may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. In this regard, the Parties recognize that Millennium is a publicly-held biopharmaceutical company, that the INTEGRILIN Products are one of Millennium's first major revenue generating products and that Millennium will need to provide information regarding Millennium's projections of royalty revenue and status of INTEGRILIN Products to the investment community from time to time without the need for seeking prior consent of Schering; PROVIDED, HOWEVER, that except as required by law, Millennium shall seek not to disclose information that would provide an advantage to competitors or disclose confidential royalty rates such that royalty revenue projections could reveal confidential Schering INTEGRILIN Product sales projections. The Parties acknowledge that Millennium will be obligated to file a copy of this A-R Agreement with the U.S. Securities and Exchange Commission. Millennium will submit a copy of its proposed filing to Schering for approval, which approval shall be promptly considered and not unreasonably withheld.

     10.3 USE OF INFORMATION FOR RELATED PRODUCTS. Neither Party shall use, or to permit any Third Party to use, Confidential Information provided by the other Party or developed in the course of the collaboration under the Collaboration Agreement in the promotion or sale of any Competitive Product.

                                   ARTICLE 11
                                 EXPORT CONTROL

     11.1 EXPORT CONTROL. This A-R Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Millennium or Schering from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this A-R Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority.

                                   ARTICLE 12
                              TERM AND TERMINATION

     12.1 TERM.

         (a) Section 12.1(b) of A-R Agreement shall become effective on the Execution Date. The remaining terms and conditions of this A-R Agreement shall become effective upon Closing and shall remain in effect with respect to each INTEGRILIN Product until the expiration of the Royalty Term. The terms and conditions governing the conditions to Closing are set forth and governed by the Transition Services Agreement.

         (b) In the event that the conditions to Closing set forth in Section
5.2 of the Transition Services Agreement are not satisfied or waived on or before December 31, 2005, then a Party whose conditions have not been satisfied may, by written notice to the other Party terminate this A-R Agreement and the other Transaction Agreements, whereupon neither Party shall have any further obligation to the other hereunder or thereunder. If the Closing does not occur and this A-R Agreement is terminated pursuant to this Section 12.1(b), the Collaboration Agreement will remain in full force and effect, without giving effect to this A-R Agreement or the other Transaction Agreements.

     12.2 TERMINATION FOR BREACH.

         (a) If either Party believes that the other is in material breach of this A-R Agreement (including, without limitation, a breach relating to the failure to use Diligent Efforts or commercially reasonable efforts), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. The allegedly breaching Party shall have ninety (90) days to either cure such breach or, if cure cannot be reasonably effected within such ninety (90) day period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach.

         (b) If the Party receiving notice of breach fails to cure such breach within the ninety (90) day period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out are not commercially practicable, the Party originally delivering the notice may declare a breach hereunder upon thirty (30) days advance written notice and, at its option, give notice of termination of this A-R Agreement. If such breach pertains solely to the failure of a Party to use Diligent Efforts or commercially reasonable efforts, as applicable, in a given country or countries, such breach shall be subject to Section 12.3. Any other material breach shall be subject to Section 12.4, below.

         (c) If a Party gives notice of breach or termination under this Section
12.2 (including, without limitation, a notice relating to the failure to use Diligent Efforts or commercially reasonable efforts) and the other Party disputes whether such notice and termination are proper, then the issue of whether such notice is effective or whether this A-R Agreement has been terminated shall be resolved in accordance with Article 14. If as a result of such dispute resolution process it is determined that the notice of breach or termination was proper, then such notice shall be deemed effective on the day following the date of final resolution of the issue under Article 14 and the cure period provided hereby shall commence as of the date of such determination. If as a result of such dispute resolution process it is determined that the notice of breach or termination was improper, then such notice shall have no effect.

         (d) Notwithstanding any other provision of this A-R Agreement to the contrary, Millennium shall have no right to terminate this A-R Agreement if Schering is the breaching Party and such breach pertains solely to Schering's failure to use Diligent Efforts to develop INTEGRILIN Products, including, without limitation, any obligation to perform the Early ACS Study, the Add On Studies or any other registration study under a Clinical Development Plan.

     12.3 EFFECT OF TERMINATION FOR FAILURE TO USE DILIGENT OR COMMERCIALLY REASONABLE EFFORTS.

         (a) If Schering is the breaching Party and such breach pertains solely to Schering's failure to use Diligent Efforts or commercially reasonable efforts, as applicable, in a given country, Millennium shall only have the right under Section 12.2 to terminate Schering's licenses (other than the licenses in Sections 8.4 and 8.5) with respect to the applicable INTEGRILIN Product in such country, and in such event, Schering hereby grants to Millennium an exclusive (even as to Schering) license under the Schering Patents, with the right to sublicense, subject to the royalty provisions of Section 6.6, to make, have made, use, sell, offer for sale, have sold and import INTEGRILIN Products in such country; PROVIDED, HOWEVER, that to the extent Schering still holds rights in one or more other countries in the Schering Territory, it shall retain the right to make, have made, use, import and export INTEGRILIN Products in the country(ies) affected by the breach to the extent necessary to enable Schering to continue to exercise its rights in those countries where Schering still holds rights.

         (b) In addition, if such failure to use Diligent Efforts pertains to the United States, Millennium shall also have the right under Section 12.2 to terminate the licenses granted to Schering under Section 8.1 and, in such event, Schering hereby grants to Millennium an exclusive (even as to Schering) license under the Schering Patents, with the right to sublicense, subject to the royalty provisions of Section 6.6(a), to make, have made, use, sell, offer for sale, have sold and import INTEGRILIN Products throughout the entire Schering Territory.

     12.4 EFFECT OF TERMINATION FOR OTHER BREACH.

         (a) In the event of termination of this A-R Agreement by Millennium pursuant to Section 12.2 for a material breach by Schering (other than failure to use Diligent Efforts or commercially reasonable efforts), the licenses granted to Schering under Section 8.1 shall terminate and in such event, in addition to surviving provisions under Section 12.6, Schering grants to Millennium an exclusive (even as to Schering) license under the Schering Patents, with the right to sublicense, subject to the royalty provisions of
Section 6.6(a), to make, have made, use, sell, offer for sale, have sold and import INTEGRILIN Products through out the world.

         (b) In the event of termination of this A-R Agreement by Millennium for material breach by Schering under Section 12.2, Schering shall assign to Millennium all Regulatory Approvals relating to INTEGRILIN Products, and shall cooperate with Millennium (at Schering's own expense) to effect such transfers in an orderly fashion. Schering shall also, upon request of Millennium, assign to Millennium to the extent permitted (and use commercially reasonable efforts to obtain the consents of Third Parties required for such assignment) and use commercially reasonable efforts to transfer to Millennium in an orderly fashion to facilitate the uninterrupted supply of product (i) all related manufacturing and/or supply contracts for the INTEGRILIN Product assigned to Schering by Millennium after the Closing, and (ii) to the extent Schering has assumed such activities in its own operations, the transfer of the then-current manufacturing process to Millennium, its successor licensees and/or successor contract manufacturers.

         (c) In the event of termination of this A-R Agreement by Schering pursuant to Section 12.2 for a material breach by Millennium, all rights and obligations revert to Millennium in the manner provided for in 12.4(a) and (b), however, such rights shall be subject to the additional royalty provisions of section 6.6(b).

     12.5 EFFECT OF BREACH OF, OR DISRUPTION UNDER THE SUPPLY AGREEMENT. In the event the Supply Agreement is terminated for material breach by Millennium in accordance with the terms of Section 8.2 of the Supply Agreement, Schering shall have the right to terminate this A-R Agreement by giving Millennium thirty (30) days prior written notice of termination. If Millennium breaches its obligations under the Supply Agreement, or the supply of INTEGRILIN Products is otherwise disrupted or delayed, Schering's obligations under this A-R Agreement to use Diligent Efforts or commercially reasonable efforts, as the case may be, shall be automatically reduced to take into account such breach, disruption or delay; PROVIDED, that if the Supply Agreement is terminated, Schering shall use commercially reasonable efforts to obtain an alternative source of supply for the INTEGRILIN Products for the Schering Territory.

     12.6 SURVIVAL. Except as provided in Section 12.1(b), the following provisions shall survive any expiration or termination of this A-R Agreement for the period of time specified: Section 7.2 and 15.6, Articles 1, 2, 10 (as provided therein), 12, 13 and 14; Sections 5.4, 6.5, 6.6 through 6.9, 6.10, 6.11, 6.12, 6.13, 8.4, 8.5, 8.6, 11.1, 15.2 and 15.4 shall survive indefinitely;
the 50 year trademark license in Section 9.5(d), (e), (f), (g) and (h) shall survive so long as its terms apply; Section 7.2 shall survive for 5 years following the last commercial sale of products covered by such provisions. Termination of this A-R Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this A-R Agreement nor prejudice either Party's right to obtain performance of any obligation. The remedies provided in Sections 9.2 and 9.4 are not exclusive of other remedies available to a Party in law or equity.

                                   ARTICLE 13
                                 INDEMNIFICATION

     13.1 INDEMNIFICATION BY SCHERING. Schering shall indemnify, defend and hold harmless Millennium and its Affiliates, directors, officers, employees and agents (collectively, the "Non-Schering Indemnified Party(ies)") from and against any and all suits, claims, actions, demands, liabilities, losses or expenses (including, without limitation, reasonable attorneys' and experts' fees) (collectively "Losses") resulting directly or indirectly from: (a) the breach of one or more of Schering's material obligations under this A-R Agreement; (b) the negligence or intentional misconduct of Schering or its Affiliates in connection with performance under this A-R Agreement; or (c) Third Party product liability claims relating to INTEGRILIN Products QA/QC released for use in the Schering Territory after the Closing Date but excluding any such Third Party claims with respect to INTEGRILIN Products sold by or on behalf of a Non-Schering Indemnified Party on or after the effective date of termination of this A-R Agreement; except in each case (i) to the extent Schering is indemnified by Millennium pursuant to any other Transaction Agreement, or (ii) to the extent caused by the negligence or intentional misconduct of a Non-Schering Indemnified Party. For purposes of clarity, failure by Schering to QA/QC release INTEGRILIN Product shall not be an exception to the Third Party product liability indemnification in clause (c), above.

     13.2 INDEMNIFICATION BY MILLENNIUM. Millennium shall indemnify, defend and hold harmless Schering, its Affiliates, and their directors, officers, employees and agents (collectively, the "Schering Indemnified Party(ies)") from and against any and all Losses arising out of acts or omissions on or after the Closing resulting directly or indirectly from: (a) the breach of one or more of Millennium's material obligations under this A-R Agreement; (b) any use by Millennium of information or documents disclosed by Schering pursuant to this A-R Agreement, (c) the negligence or intentional misconduct of Millennium or its Affiliates in connection with the performance under this A-R Agreement; or (d) Third Party product liability claims relating to INTEGRILIN Products sold by or on behalf of a Non-Schering Indemnified Party on or after the effective date of the termination of this A-R Agreement, except in each case to the extent caused by the negligence or intentional misconduct of Schering or any other Schering Indemnified Party.

     13.3 RELATIONSHIP TO OTHER AGREEMENTS. All claims for indemnification that arise out of an act or omission of a Party prior to the Closing Date shall be claimed solely under the indemnification provisions in Article 16 of the Collaboration Agreement or under Article 11 of the European Commercialization Agreement, as provided for under their terms. Except as provided in Section 13.4, all claims for indemnification that arise out of an act or omission of a Party after the Closing Date that fall within the scope of the indemnification under the Transition Services Agreement shall be claimed solely under the indemnification provisions in Article IX of the Transition Services Agreement and all claims for indemnification that arise out of an act or omission of a Party after the Closing Date that fall within the scope of the indemnification under the Supply Agreement shall be claimed solely under the indemnification provisions in Article X of the Supply Agreement.

     13.4 PRE-CLOSING LIABILITY. The rights and obligations of the Parties with respect to any and all Losses resulting directly or indirectly from development, use or commercialization of INTEGRILIN Products, including, without limitation, any product liability claims relating to INTEGRILIN Products QA/QC released for use in the Schering Territory, on or before the Closing Date shall continue to be controlled by and subject to the terms and conditions of the Collaboration Agreement or European Commercialization Agreement, as the case may be, including, without limitation, the indemnification obligations in the Collaboration Agreement (or the European Commercialization Agreement.

     13.5 PROCEDURES. Each Party agrees to promptly give the other Party written notice of any claim for which indemnification may be sought under this A-R Agreement. Failure of an indemnified Party to provide notice of a claim to the indemnifying Party shall only affect the indemnified Party's right to indemnification if and to the extent that such failure has a material adverse effect on the indemnifying Party's ability to defend or the nature or the amount of the relevant Losses. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Losses if it has assumed responsibility for the suit or claim in writing; PROVIDED, HOWEVER, that if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this A-R Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights which such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.

     13.6 SETTLEMENTS. Neither Party may settle a claim or action related to any Losses without the prior written consent of the other Party if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this A-R Agreement; provided that such consent shall be promptly considered and not unreasonably withheld. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

     13.7 NO CONSEQUENTIAL DAMAGES. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this A-R Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this A-R Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for any indirect, special, punitive, exemplary or consequential damages suffered or incurred by the other Party.

                                   ARTICLE 14
                        DISPUTE RESOLUTION; GOVERNING LAW

     14.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this A-R Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this A-R Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this A-R Agreement. Any Party may, by written notice to the other, have a dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

   FOR SCHERING:    Executive Vice President & President - Global Pharmaceutical
                    Business

   FOR MILLENNIUM:  President

The Schering representative participating in such dispute resolution process shall in any event be a person with worldwide responsibility for the research, development, manufacture and marketing of all pharmaceutical products of Schering. In the event the designated executive officers are not able to resolve such dispute within such 30-day period, either Party may then invoke the provisions of Section 14.2 below.

     14.2 ALTERNATIVE DISPUTE RESOLUTION. Any disputed matter that remains unresolved under 14.1 shall be finally settled by binding arbitration ("ADR") in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in force by a panel of three arbitrators appointed in accordance with said rules (the "Arbitrators"); PROVIDED that the Arbitrators shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be New York, New York, and any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The award rendered shall be final and binding upon all parties participating in such arbitration. The judgment rendered by the Arbitrators may, at the Arbitrators' discretion, include costs of arbitration, reasonable attorneys' fees and reasonable costs for any experts and other witnesses. Nothing in this A-R Agreement shall be deemed as preventing either Party from seeking injunctive relief from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect any Party's name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. The Parties agree to use their good faith efforts to resolve the dispute within three (3) months (if the dispute relates to the failure to use Diligent Efforts or commercially reasonable efforts) or within six (6) months (for all other disputes) of receipt of the original notice of dispute and any arbitration pursuant to this Section 14.2 must be completed within one (1) year of such notice. Notwithstanding the foregoing, any disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction.

     14.3 GOVERNING LAW. This A-R Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws that would require the application of any other law).

                                   ARTICLE 15
                                 MISCELLANEOUS

     15.1 ENTIRE AGREEMENT; AMENDMENT. This A-R Agreement, the other Transaction Agreements, and the surviving provisions of the Collaboration Agreement and the European Commercialization Agreement set forth in the Transition Services Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. For clarity, the following agreements are unaffected by this A-R Agreement and shall survive the Closing:
(a) Vytorin Clinical Outcomes Study letter agreement dated January 31, 2005 pertaining to the conduct of the IMPROVE IT trial by Schering and Merck & Co. in connection with the Early ACS Study, (b) Letter from Millennium dated July 21, 2003 and countersigned by Schering on July 27, 2003, re: UCB New Process Development Program-Expense Apportionment Agreement confirming both parties' acceptance of the JSC's decision to jointly fund the UCB New Process Development Program (as described in Attachment A to that letter), as modified by the Supply Agreement, and (c) Security Agreement, dated April 21, 1999, entered into between COR Therapeutics, Inc. and Schering Corporation granting to Schering a security interest in certain Collateral (as defined therein) related to inventory of INTEGRILIN Product. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this A-R Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     15.2 BANKRUPTCY.

         (a) All rights and licenses granted under or pursuant to this A-R Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this A-R Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the "Bankrupt Party") under Title 11, then, unless and until this A-R Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either
(i) perform all of the obligations provided in this A-R Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

         (b) If a Title 11 case is commenced by or against the Bankrupt Party and this A-R Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party's written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.2, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

         (c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this A-R Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete such contracted work. Any intellectual property provided pursuant to the provisions of this
Section 15.2 shall be subject to the licenses set forth elsewhere in this A-R Agreement and the payment obligations of this A-R Agreement, which shall be deemed to be royalties for purposes of Title 11.

     15.3 FORCE MAJEURE. Both Parties shall be excused from the performance of their obligations under this A-R Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this A-R Agreement, force majeure shall include conditions beyond the control of the Parties, including, without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, terrorism, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; PROVIDED, HOWEVER, the payment of invoices due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payor.

     15.4 NOTICES. Any notice required or permitted to be given under this A-R Agreement shall be in writing, shall specifically refer to this A-R Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Millennium:               Millennium Pharmaceuticals, Inc.
                              40 Landsdowne Street
                              Cambridge, MA 02139
                              Attn:  Chief Executive Officer

With a Copy to:               Millennium Pharmaceuticals, Inc.
                              40 Landsdowne Street
                              Cambridge, MA 02139
                              Attn:  General Counsel

For Schering Ltd.:            Schering-Plough, Ltd.
                              Weystrasse 20, P.O. Box CH-6000
                              Lucerne 6
                              Switzerland
                              Attn: President

For Schering Corporation:     Schering Corporation
                              2000 Galloping Hill Road
                              Kenilworth, New Jersey  07033
                              Attention:  General Counsel

With a copy to:               Schering-Plough Corporation
                              2000 Galloping Hill Road
                              Kenilworth, New Jersey  07033
                              Attention:  Senior Vice President Global Licensing


     15.5 CONSENTS NOT UNREASONABLY WITHHELD OR DELAYED. Whenever provision is made in this A-R Agreement for either Party to secure the consent or approval of the other, that consent or approval, unless indicated to be in a Party's "sole discretion," shall be promptly considered and not unreasonably withheld, and whenever in this A-R Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     15.6 MAINTENANCE OF RECORDS. Each Party shall keep and maintain all records required by law or regulation with respect to INTEGRILIN Products and shall make copies of such records available to the other Party upon request.

     15.7 UNITED STATES DOLLARS. References in this A-R Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

     15.8 INDEPENDENT CONTRACTORS. The relationship between Millennium and Schering is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner.

     15.9 NO STRICT CONSTRUCTION. This A-R Agreement has been prepared jointly and shall not be strictly construed against either Party.

     15.10 ASSIGNMENT.

         (a) Neither Party may assign or transfer this A-R Agreement or any rights or obligations hereunder without the prior written consent of the other (which shall be promptly considered and not unreasonably withheld); PROVIDED, HOWEVER, that (i) a Party may make such an assignment without the other Party's consent to Affiliates, and (ii) in the event of a change in control of a Party, such Party may assign or transfer its rights and obligations under this A-R Agreement to the surviving entity without the prior consent of the other Party; PROVIDED that the assignee agrees to be bound to all of the terms and conditions of this A-R Agreement applicable to such assigned or transferred rights and obligations. Any permitted successor or assignee of rights and/or obligations hereunder shall, be subject to the successor entity agreeing in writing with the other Party to expressly assume performance of all of such assigning Party's rights and/or obligations under this A-R Agreement. Any permitted assignment shall be binding on the successors of the assigning Party. In the event a Party assigns this A-R Agreement to an Affiliate, the assigning Party shall remain primarily liable to the other Party for the performance of the assignee Affiliate. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.10 shall be null and void and of no legal effect.

         (b) Any divestiture or assignment (except in a permitted change of control scenario (see subsection (a) above) by Schering of an INTEGRILIN Product (or its successor in interest following a change in control of Schering) shall be subject to the prior written consent of Millennium (which consent shall be promptly considered and not unreasonably withheld); provided that, in the event that Schering (or its successor in interest following a change in control of Schering) acquires rights to a product deemed competitive by a regulatory authority from a Third Party as a result of an acquisition, license, merger, or change of control and is legally compelled by a Governmental Authority to divest or assign to a Third Party Schering's (or its successor's) rights and obligations to either the INTEGRILIN Product or such competitive product, and Schering decides to divest or assign the INTEGRILIN Product in order to comply, then Millennium shall not have the right to withhold consent to such divestiture or assignment if (i) such Governmental Authority has overseen and approved the selection of the Third Party to receive such rights, and (ii) the assignee or licensee agrees to be bound to all of the terms and conditions hereof applicable to such assigned rights and delegated obligations.

     15.11 PERFORMANCE BY AFFILIATES AND LOCAL OPERATING ENTITIES. Each of Millennium and Schering acknowledge that obligations under this A-R Agreement may be performed by Affiliates of Millennium and Schering. Each of Millennium and Schering guarantee performance of this A-R Agreement by its Affiliates. Wherever in this A-R Agreement the Parties delegate responsibility to local operating entities, the Parties agree that such entities may not make decisions inconsistent with this A-R Agreement, amend the terms of this A-R Agreement or act contrary to its terms in any way.

     15.12 COUNTERPARTS. This A-R Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.13 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this A-R Agreement.

     15.14 SEVERABILITY. If any one or more of the provisions of this A-R Agreement is held to be invalid or unenforceable (i) in the alternative dispute resolution proceedings specified in Article 15 from which no court appeal can be or is taken or (ii) for disputes not subject to Article 15, by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this A-R Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this A-R Agreement may be realized.

     15.15 AMBIGUITIES. Ambiguities, if any, in this A-R Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     15.16 HEADINGS. The headings for each article and section in this A-R Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     15.17 NO WAIVER. Any delay in enforcing a Party's rights under this A-R Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this A-R Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.



                      [END OF TEXT; SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this A-R Agreement in duplicate originals by their proper officers as of the date and year first above written.

SCHERING CORPORATION                            MILLENNIUM PHARMACEUTICALS, INC.


By:        /s/ E. Kevin Moore                   By:     /s/ Marsha H. Fanucci
Title:   Vice President & Treasurer             Title:  CFO
Date:      7/22/2005                            Date:   July 22, 2005




SCHERING-PLOUGH, LTD.


By:        /s/ E. Kevin Moore
Title:     Officer
Date:      7/22/2005

                                  SCHEDULE 2.29

                   MILLENNIUM PATENTS AS OF THE EXECUTION DATE


     INTEGRILIN PATENT PORTFOLIO-FIRST FAMILY: COMPOUND AND USE OF COMPOUND
 Note: Potential expiration dates are indicated in parenthesis for applications that have not yet been granted.




---------------- --------------- ----------- ---------- -------- -------------
Docket           Title           AN          PN         Issue    Expiration
Millennium                                              Date or  Date
                                                        (Filing
                                                        Date)
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP4CN4  PLATELET        08/463,765  5,686,570  11NO1997 11NO2014
                 AGGREGATION
                 INHIBITORS
                 (Integrilin
                 compound)
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP4CN9  PLATELET        08/482,278  5,807,825  15SE1998 15SE2015
                 AGGREGATION
                 INHIBITORS
                 (Method of use
                 of Integrilin
                 compound)
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP4CN12 PLATELET        08/472,808  5,756,451  26MY1998 11NO2014
                 AGGREGATION
                 INHIBITORS                                      (TD over
                 (Generic                                        5686570)
                 compound)
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP4CN15 PLATELET        08/482,263  5,968,902  19OC1999 02JE2015
                 AGGREGATION
                 INHIBITORS                                      (TD over
                 (Method of use                                  several other
                 of generic                                      patents the
                 compound)                                       earliest of
                                                                 which expires
                                                                 02/06/15)
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3AU   PLATELET        60369/90    636159     16AU1993 18NO2014
                 AGGREGATION
                 INHIBITORS
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3CA   PLATELET        2,059,124   2,059,124  20AU2002 15JE2010
                 AGGREGATION                                     no extension
                 INHIBITORS                                      available
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3EP   PLATELET        90911002.5  0477295    02JA1997 27FE2012
                 AGGREGATION
                 INHIBITORS
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3FI   PLATELET        915919      104364     14JA2000 27FE2012
                 AGGREGATION
                 INHIBITORS
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3HU   PLATELET        5490/90     216318     14AP1999 15JE2010
                 AGGREGATION                                     no extension
                 INHIBITORS                                      available
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3JP   PLATELET        02-510369   3281370    22FE2002 15JE2010
                 AGGREGATION                                     up to 5 years
                 INHIBITORS                                      extension
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3KR   PLATELET        701881/91   180918     04DE1998 04DE2013
                 AGGREGATION                                     up to 5 years
                 INHIBITORS                                      extension
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3LK   PLATELET        10336       10336      22MR1996 22MR2011
                 AGGREGATION                                     no extension
                 INHIBITORS                                      available
---------------- --------------- ----------- ---------- -------- -------------
MPI89-001CP3NO   PLATELET        91.4962     304267     23NO1998 27FE2012
                 AGGREGATION
                 INHIBITORS
---------------- --------------- ----------- ---------- -------- -------------

Note: Potential expiration dates are indicated in parenthesis for applications that have not yet been granted.

------------------ ----------- ---------- ------- ----------- ------------
Docket             Title       AN         PN      Issue Date  Expiration
Millennium                                        or (Filing  Date
                                                  Date)
------------------ ----------- ---------- ------- ----------- ------------
MPI89-001CP3RU     PLATELET    5010733.14 2156468 20SE2000    15JE2010
                   AGGREGATION                                no extension
                   INHIBITORS                                 available
------------------ ----------- ---------- ------- ----------- ------------
[**]               [**]        [**]       [**]    [**]        [**]
------------------ ----------- ---------- ------- ----------- ------------
[**]               [**]        [**]       [**]    [**]        [**]
------------------ ----------- ---------- ------- ----------- ------------
MPI89-001CP3NODV1  PLATELET    98.2249    312965  22JY2002    27FE2012
                   AGGREGATION
                   INHIBITORS
------------------ ----------- ---------- ------- ----------- ------------

      INTEGRILIN PATENT PORTFOLIO-SECOND FAMILY: FORMULATION
Note: Potential expiration dates are indicated in parenthesis for applications that have not yet been granted.

------------ ----------------------- ---------- --------- ---------- ----------
Docket       Title                   AN         PN        Issue Date Expiration
Millennium                                                or (Filing Date
                                                          Date)
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-020CN8 STABLE POLYPEPTIDE      08/462,661 5,747,447 05MY1998   05MY2015
             COMPOSITION (Storage
             stable compositions and
             methods; i.e., citrate
             formulation)
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-010AU  STABLE POLYPEPTIDE      41182/93   679913    06NO1997   27AP2013
             COMPOSITION                                             up to 5
                                                                     years
                                                                     extension
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-010CA  STABLE POLYPEPTIDE      2,133,205  Pending   27AP1993   (20 yrs.
             COMPOSITION                                             from
                                                                     filing
                                                                     date) no
                                                                     extension
                                                                     available
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-010EP  STABLE INJECTABLE       93910827.0 0639202   22FE1995   27AP2013
             POLYPEPTIDE COMPOSITION
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-010IL  STABLE INJECTABLE       105533     105533    08MR1999   28AP2013
             PEPTIDE COMPOSITIONS                                    no
             AND METHODOF THEIR                                      extension
             PREPARATION                                             available
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-010JP  STABLE POLYPEPTIDE      05-519452  3368282   15NO2002   27AP2013
             COMPOSITION                                             up to 5
                                                                     years
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-010MX  STABLE INJECTABLE       93.2509    190216    30OC1998   29AP2013
             POLYPEPTIDE COMPOSITION                                 no
                                                                     extension
                                                                     available
------------ ----------------------- ---------- --------- ---------- ----------
MPI92-010TW  STABLE POLYPEPTIDE      82103230   105566    17DE1999   26AP2013
             COMPOSITION AND METHOD                                  no
             OF PREPARING THE SAME                                   extension
                                                                     available
------------ ----------------------- ---------- --------- ---------- ----------

       INTEGRILIN PATENT PORTFOLIO-THIRD FAMILY: METHODS OF PRODUCTION
Note: Potential expiration dates are indicated in parenthesis for applications that have not yet been granted.

----------- ------- ------ ------- -------------- ----------------
Docket      Title   AN     PN      Issue Date or  Expiration Date
Millennium                         (Filing Date)
----------- ------- ------ ------- -------------- ----------------
[**]        [**]    [**]   [**]    [**]
----------- ------- ------ ------- -------------- ----------------
[**]        [**]    [**]   [**]    [**]           (20 yrs from
                                                  filing date)
----------- ------- ------ ------- -------------- ----------------
[**]        [**]    [**]   [**]    [**]           (20 yrs from
                                                  filing date)

                       * * *

                                  SCHEDULE 2.39

                    SCHERING PATENTS AS OF THE EXECUTION DATE





None

                               SCHEDULE 6.5(A)(II)

               DATE OF FIRST COMMERCIAL SALE OF INTEGRILIN PRODUCT





To be completed by the Parties on or before Closing.